Exhibit 10.1

Confidential

Execution Copy

AMENDED AND RESTATED

MERCHANT SERVICES AGREEMENT

This AMENDED AND RESTATED MERCHANT SERVICES AGREEMENT (“Agreement”) made as of February 1, 2004, by and between CITIBANK USA, N.A. (“Bank”), a national banking association organized and existing under the laws of the United States, with its principal place of business at Sioux Falls, South Dakota, and OFFICE DEPOT, INC., for itself and its Subsidiaries, as hereafter defined (“Company”), a corporation organized and existing under the laws of the State of Delaware, with its offices at 2200 Old Germantown Road, Delray Beach, Florida 33445.

WITNESSETH:

WHEREAS, Bank and Company entered into the Merchant Services Agreement Commercial Accounts dated as of September 30, 1999, as amended, and the Merchant Services Agreement (Consumer) dated as of December 23, 1999, as amended (collectively the “Prior Agreements”); and

WHEREAS, Bank and Company wish to amend and restate the Prior Agreements in this Amended and Restated Merchant Services Agreement, superceding herewith all Prior Agreements and all amendments thereto; and

WHEREAS Bank and Company desire that Bank retain the funds currently held in the Reserve Fees Account and the Marketing Fund established under the Prior Agreements for purposes of funding the Reserve Fees Account and the Marketing Fund established under this Agreement; and

WHEREAS, Bank issues private label credit cards for use at specific retail establishments, and desires to offer to certain consumers and businesses (“Company Customers”) the ability to use a Bank-issued credit card with Company’s name and logo appearing on such card for the purchase of goods and services normally and customarily offered by Company; and

WHEREAS, Company is in the business of offering goods and services for sale at retail stores and via mail, telephone and Internet sales and desires to offer its customers the convenience of using a Bank-issued credit card with Company’s name and logo appearing on such card in payment therefor; and

WHEREAS, Bank directly or through its designee will operate and administer a merchant authorization and settlement program whereby, subject to certain conditions, Bank will authorize certain Bank-issued credit card transactions for Company and Company or its designated agent will present Bank with transaction records for payment.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Company agree as follows:

ARTICLE I - DEFINITIONS

1.1 Definitions. Except as otherwise specifically indicated, the following terms will have the meaning specified herein:

“Account” means a Card account. An Account may have more than one Card issued for it. All Accounts are deemed to be the property of Bank. Bank will determine the terms and conditions under which Accounts will be established and maintained.

“Active Account” means any Account that has not been written off and that has a debit or credit balance at any time during a billing period.

“Affiliate Locations” means Computers4sure.com, Solutions4sure.com, Tech Depot and Office Tech Center, and such other additional affiliate locations as Company may acquire in the future.

“Applicable Law” means, with respect to a party, any law, ordinance, statute, rule, regulation, issuance or other determination or finding of any Governmental Authority or final and binding determination of any arbitrator applicable to or binding upon such party or to which such party is subject, whether federal, state, county or local (including, without limitation, usury laws, the federal Truth-In-Lending Act, the federal Fair Debt Collection Practices Act, the USA Patriot Act, the federal Equal Credit Opportunity Act, the federal Fair Credit Reporting Act, the Gramm-Leach-Bliley Financial Modernization Act of 1999, Regulations of the Board of Governors of the Federal Reserve System, the Policies of the Federal Financial Institutions Examination Council and the Magnuson-Moss Warranty Act).

“Application” means Bank’s credit application which must be completed by persons and companies that wish to become Cardholders and which must be submitted to Bank for review.

“Authorization” means permission from Bank to make a Card Sale.

“Authorization Center” means the facility designated by Bank as the facility at which Card Sales are authorized.

“Authorized Goods and Services” means those goods and services offered by Company in the ordinary course of Company’s current business.

“Average Annual Spend” means, as of any calendar year, the aggregate dollar amount of net Card Sales on all Commercial Invoice Plan Accounts for the calendar year divided by the Average Monthly Ending Active Accounts.

“Average Daily Receivables” means, as of any calendar year, the sum of the outstanding debt owed to Bank on all Commercial Invoice Plan Accounts for each day during said calendar year, divided by 365.

“Average Daily Sales Outstanding” means, as of any calendar year (the Average Daily Receivables divided by the aggregate dollar amount of net Card Sales on all Commercial Invoice Plan Accounts for the same calendar year) multiplied by 365.

“Average Monthly Ending Active Accounts” means, as of any calendar year, the sum of the number of Ending Active Commercial Invoice Plan Accounts for each month during the calendar year divided by twelve (12).

“Bank’s Debt Rating” means the current senior unsecured debt rating according to Standard & Poor’s for Bank’s publicly traded parent.

“Book Value” means the current outstanding balances on the Accounts excluding Accounts more than one hundred eighty (180) days contractually delinquent or previously charged off as uncollectible as of the calculation date plus accrued but unbilled finance charges and fees on Accounts.

“BSD Accounts” means an Account issued under the BSD Program, pursuant to which Company solicited certain of its Business Services Division customers for Accounts that are no-interest, full-balance due Accounts.

“Business Day” means Mondays through Fridays except days when Bank is closed for business.

“Card” means a credit card issued by Bank with Company’s name and logo appearing on such card or with such other design as is mutually acceptable to the parties, which evidences an Account.

“Card Plan” means the program under which Accounts will be established and Cards issued to qualified applicants including, without limitation, the Commercial Revolve Card Plan, the Commercial Invoice Card Plan, the Commercial Revolve No Fee Plan, the Consumer Revolve Plan and The Special Credit Plans.

“Card Sale” means any sale of Authorized Goods and Services that Company makes to a Cardholder pursuant to this Agreement that is charged to an Account.

“Cardholder” means (i) a business or consumer in whose name an Account is maintained and (ii) an authorized user of an Account.

“Chargeback” means the refusal of Bank to pay Company for a Card Sale or the return to Company and reimbursement to Bank of a Card Sale for which Company was previously paid.

“Commercial Invoice Plan” means special Cardholder programs which are made available by Bank for Company to offer to business customers under which Accounts will be established by Bank and the Cardholder will be required to pay the amount of the invoice or statement on the due date applicable to such Accounts and government or other specified Accounts which are no interest, full balance due Accounts.

“Commercial Revolve Plan” means a program under which (i) the Cardholder is a business; and (ii) the Cardholder is required to make only a minimum monthly payment on an Account.

“Commercial Revolve No Fee Plan” means special cardholder programs (as established by Bank from time to time) in which the cardholder will be required to pay the amount of the invoice or statement on the due date applicable to such Accounts, School Accounts, or other specified Accounts (which are no interest, full balance due).

“Company’s Debt Rating” means the Company’s current senior unsecured debt rating according to Standard & Poor’s.

“Company Mark” means any name, logo, trademark, service mark or other proprietary designation selected for use in connection with the Card Plan. The Company Marks are set forth in Schedule A, as amended from time to time.

“Consumer Revolve Plan” means a program under which (i) the Cardholder is a consumer (i.e. obtains the Card for personal, family or household use) and (ii) the Cardholder is required to make only minimum monthly payments on an Account.

“Credit” means a non-cash refund issued by Company to a Cardholder of all or a portion of the amount of a Card Sale.

“Credit Slip” means evidence of a Credit in paper form.

“Daily Sales Outstanding” means the ending outstanding balance divided by net Card Sales on the Commercial Revolve No Fee Plan for the billing period multiplied by the number of days in the month.

“Ending Active Account” means, as of any month, an Account that has not been written off and that has a debit or credit balance at any time during the month.

“Effective Date” means the date set forth in Section 6.2(a) of this Agreement.

“Electronic Location” means a Company location at which there is an Electronic Terminal.

“Electronic Terminal” means an electronic terminal or computer capable of communicating by means of an on-line or dial-up electronic link (whether routed through Bank’s facilities or otherwise) with an Authorization Center to obtain Authorization. Electronic Terminals used hereunder by Company shall be at Company’s expense and shall be otherwise reasonably acceptable to Bank.

“Floor Limit” means the United States dollar amount designated by Bank from time to time, at or above which Authorization must be obtained to make a Card Sale.

“Losses” means the total balance of Card Sales, interest and fees included in any Account or invoice on an Account which is more than one hundred eighty (180) days past due, or which Bank writes off as an uncollectible Account or writes off an invoice on an Account prior to one hundred eighty (180) days past due. Accounts may be deemed uncollectible as a result of certain events, including without limitation, lack of a Cardholder signature on an Account Application which is not remedied within ninety (90) days after a reasonable effort to collect has been made, fraud, undue hardship, bankruptcy or death of a Cardholder.

“Material Adverse Change” as to Company means Company’s Debt Rating and as to Bank means Bank’s Debt Rating, becomes the equivalent of B+ or worse, respectively, or Company or Bank, respectively, ceases to have a public debt rating.

“Net Card Sales” means the total amount of Card Sales properly remitted to Bank minus the total amount of Credits properly remitted to Bank.

“Operating Regulations” means the standard operating procedures of Bank, as they may be changed by Bank from time to time in accordance with Section 3.4 of this Agreement. The current version of the Operating Regulations is attached hereto as Schedule B. For purposes of this Agreement, the Operating Regulations are deemed an integral part of this Agreement and references to this Agreement will be deemed to include the Operating Regulations.

“Required Disclosures” means forms of credit disclosures and disclosure documents provided by Bank which must be used by Company in accordance with Bank’s instructions in connection with advertising, marketing and promoting the Card Plan, accepting Applications and making Card Sales.

“Required Reserve Amount” means, at any point in time, the sum of the then applicable Reserve Percentage multiplied by the Account balances.

“Reserve Percentage” means a percentage determined according to the following:

Company’s Debt Rating	Applicable Reserve Percentage
BBB+ or better	2.5%

BB through BBB	3%

BB- or worse	5%

“Sales Data” means the electronic data transmission of Card transactions (e.g., Card Sales and Credits).

“Sales Slip” means evidence of a Card Sale in paper form.

“School Account” means an Account (i) in the name of a school entity; (ii) that is not issued a card; and (iii) which may be paid by purchase order.

“Settlement” means the reimbursement to Company for the Net Card Sales.

“Settlement Account” means the deposit account(s) at the financial institution(s) designated by Company as the account(s) to be debited and/or credited, as applicable, for the Settlement of Card transactions and the payment of any fees, charges or other amounts due hereunder. Company shall be solely responsible for all fees and costs associated with the Settlement Account.

“Special Credit Plan” means “No Interest for 90 Days”, “No Interest for Six Months” and “No Interest for 12 Months”, and such other credit plans as the parties may offer in the future. Special Credit Plans shall accrue finance charges during the promotional period but the finance charges will not be added to the Cardholder’s Account if the Cardholder pays the full amount of the Special Credit Plan purchase by the end of the promotional period and makes all required payments on the Cardholder’s Account when due. Minimum monthly payments may be required by Bank on all Special Credit Plan purchases starting from the date of purchase. Special Credit Plans shall have other characteristics as described in this Agreement.

“Store” means a retail store in the United States owned and operated by Company and Company’s mail, call center and Internet sales locations.

“Subsidiaries” means Computers4SURE.com, Solutions4SURE.com, TechDepot and Office Tech Center, and such other subsidiary and affiliate companies as Company may have in the future.

1.2 Additional Definitions. The following terms shall have the definition that is assigned to them in the section indicated for each:

Term	Section
Assets	6.2(e)(i)
Buyer	6.2(e)(iv)
Calendar Quarter	2.4(a)
Cardholder Lists	2.6(a)
Co-Branded Card	2.2(b)
Code	3.6(b)
Commercial Paper Rate	4.1(c)(i)
Company Customers	Fourth Recital
Confidential Information	6.5(a)
Credit Committee	2.5(a)
Credit Exception Account	3.1(d)
Fair Market Value	6.2(e)(iv)
Increased Floor Limit	3.6(b)
Initial Money Rate	4.1(c)(i)
Marketing Fund	4.3
Merchant Fee	4.1(a)(ii)
Negative Merchant Fee	4.1(a)(i)
Network Services	3.6(e)
Program Committee	2.5(b)
Prior Agreements	First Recital
Promotional Materials	2.2(c)
Purchase Active	4.3
Qualified Card Sale	3.6(b)
Reserve Fees	4.2
Reserve Fees Account	5.1(a)
Special Program Fee	4.1(a)(iv)
Term	6.2(a)
Unamortized Premium	4.4

1.3. Construction. Unless the context otherwise clearly indicates, words used in the singular include the plural and words used in the plural include the singular.

ARTICLE II - CARD PLAN PROMOTION; PROGRAM MANAGEMENT; PROMOTION OF

AUTHORIZED GOODS AND SERVICES

2.1 Limited License. Company hereby authorizes Bank for purposes of this Agreement to use the Company Marks on the Cards and in advertising, marketing, promoting and administering the Card program and Card Plan, subject to Company’s prior written approval, which shall not unreasonably be withheld or delayed. Company shall be entitled to review materials bearing Company Marks for compliance with its corporate trademark standards in its sole discretion. Bank shall not be required to submit to Company for its review and approval materials bearing Company Marks to the extent that the same materials have been previously approved by Company unless a specific request is made by Company. In addition, Company authorizes Bank and Bank’s affiliates to identify Company as a client in advertising and promotional material, and to use pictures or representations of the Card, upon the prior written approval of Company’s Director of Public Relations.

2.2 Promotion of the Card Plan.

(a) Plan Promotion. Company shall actively and consistently promote, participate in and support the Card Plan throughout the Term. In consultation with Bank, Company shall establish annual Store credit goals for number of Applications approved and/or improved credit penetration rate. Company shall prominently display at each of its Stores advertising and promotional materials relating to the Card Plan, including without limitation, take-one Applications for the Card. Further, Company shall advertise and promote the Card Plan at least to the same extent as it advertises and promotes the most favored of other credit cards, charge cards or credit plans. Company shall use or display promotional materials relating to the Card Plan only in accordance with this Agreement, the Operating Regulations and any specifications provided by Bank. Company shall use and distribute Required Disclosures, as such may change from time to time, in accordance with Bank’s requirements. Company shall encourage customers to apply for Cards and shall encourage Cardholders to use Cards for purchases of Authorized Goods and Services. In addition to the Marketing Fund established in Section 4.3 of this Agreement, in each year of the Term of this Agreement Company shall spend at least One million, five hundred thousand dollars ($1,500,000) on the promotion of the combined Consumer and Commercial Plans.

(b) Plan Exclusivity. During the Term, neither Company nor any other party on behalf of Company will enter into any arrangement or agreement with a third party provider under which Company issues, sponsors, participates in or accepts another private label credit card, or private label credit account, including any credit card or account under any of Company’s names or logos or any other credit card or account that would otherwise compete with the Card Plan except for a commercial co-branded general purpose credit card issued by a third party or Company (“Co-branded Card”). Notwithstanding the foregoing, nothing contained in this Agreement will be construed to prohibit Company from accepting any major general purpose credit card (e.g., NOVUS, American Express, Mastercard or Visa) as a means of payment by customers for purchases of Authorized Goods and Services. Company agrees that Bank shall have the right to review, and approve or decline each Application submitted by a customer or prospective customer of Company before such Application is provided to any other party. Subject to the foregoing sentence, Company may offer secondary sources of financing to those of its customers that do not qualify for an Account, provided Company does not issue, arrange to issue, or accept any private label credit card or private label credit account in connection with such financing.

(c) Promotional Materials. Bank and Company shall mutually develop the advertising, marketing, and promotional materials (in whatever media form), as well as operating forms and other materials which promote the Card and any Card-related programs (collectively or individually, the “Promotional Materials”). The cost of any Promotional Materials provided to Company by Bank shall be charged directly to and paid for by Company or, if mutually agreed in writing by Bank and Company, from the Marketing Fund. Promotional Materials shall not be used by either party following termination of this Agreement. Company acknowledges and agrees that it will present all Promotional Materials to Bank, in writing, for Bank’s review and written approval as follows:

(i) Company will deliver Promotional Materials to Bank at least five (5) Business Days prior to the last date upon which preliminary changes can be made to such materials. Company will allow itself sufficient time to make changes as required by Bank including time to provide Bank with the revised Promotional Materials for Bank’s review and written approval before such materials are utilized.

(ii) Company will deliver Promotional Materials in the form and/or format in which they are intended to be utilized. A written transcript shall accompany non-printed Promotional Materials.

(iii) Company shall not use, publish, or distribute (in any media form) any Promotional Materials without the prior written approval of Bank.

(iv) Notwithstanding anything else to the contrary herein, (1) Company will be solely responsible for, and will indemnify Bank (subject to Section 6.1) against any claim and any expense incurred by Bank as a result of Company’s use of materials not approved by Bank in accordance with the terms of this Section 2.2; and (2) Bank will have the option to terminate this Agreement immediately if Bank reasonably believes that Company’s failure to comply with the terms of this Section 2.2 places Bank at risk.

2.3 Cardholder Solicitation. For purposes of mutually agreed upon solicitations for prospective Cardholders, Company shall provide Bank with its customer lists and any other lists of consumers and businesses that Company owns or has a right to use. The list of Company Customers provided pursuant to this section shall remain the sole property of Company, and shall be returned by Bank upon the termination of this Agreement. Bank and Company shall mutually agree in writing upon plans for solicitation of Company’s customers and the actual solicitation material sent to Company Customers. Company shall be responsible for the costs of providing such lists and any solicitations which may be mutually agreed upon in writing by Bank and Company. Any such Cardholder solicitations of Company’s customers or any other consumers by Bank shall be in accordance with Applicable Law and Bank’s policies and procedures, and subject to Bank’s credit analysis and determination.

2.4 Performance Standards.

(a) Bank shall adhere to the Performance Standards set forth in Schedule C. If Bank fails to meet any of the four Performance Standard categories for any Calendar Quarter, Bank shall report to Company the reasons for such failure and propose a plan for taking such action as Bank deems appropriate to meet such Performance Standard. In the event that Bank fails to meet the same Performance Standard category in any subsequent Calendar Quarter, Bank shall pay Company $5000 per category missed for that quarter. In the event that Bank fails to meet the same Performance Standard category for two or more consecutive subsequent Calendar Quarters, Bank agrees to pay Company $10,000 per category missed for the second and each consecutive quarter thereafter that Bank fails to meet the category. Notwithstanding the foregoing, in the event of extraordinary quantities or concentrations of call or application volume, or a significant upgrade to the systems related to the operation of the Card Plan, the parties shall confer and mutually agree upon the extent, if any, to which the Performance Standards shall apply due to such event. For purposes of this Section, “Calendar Quarter” shall mean the periods January through March, April through June, July through September and October through December of each year. In addition, Bank represents and warrants that it shall comply with all Applicable Laws with regard to performance of its obligations hereunder.

(b) Bank and Company will conduct customer satisfaction surveys in an effort to provide a mutually acceptable way for the parties to track and improve the performance of the Card Plan.

2.5 Program Management.

(a) Credit Committee. The ongoing operation of the Card Plan will be subject to the management of a Credit Committee. The Credit Committee will consist of dedicated representatives of both Company and Bank. The parties shall mutually agree on the number and make-up of the representation on the Credit Committee. The initial members of the Credit Committee shall be those persons or roles listed on Schedule D. Each party shall be entitled to change its representation on the Credit Committee during the Term upon written notice to the other party. The Credit Committee shall meet in person or via conference call or videoconference at least every other month, or upon such other frequency as the parties may agree, in such manner and at such location as the Credit Committee shall agree. The Credit Committee shall engage in open discussion of marketing and operational issues in order to enhance the Card Plan. Each of Bank and Company shall be entitled to one vote with respect to all matters to be decided by the Credit Committee. Any matter requiring the approval of the Credit Committee shall require the affirmative vote of both Bank and Company. Subject to the oversight of the Program Committee, the Credit Committee will be the principal management interface between Company and Bank with respect to the day-to-day operations of the Card Plan. Without limitation, the Credit Committee shall:

(i) Establish an annual marketing plan for the Card Plan, which shall include Store credit goals, the marketing activities in which the parties plan to engage in order to meet the goals, and the expenditure of the Marketing Fund. Each marketing plan shall be submitted to the Program Committee for its approval. The initial marketing plan shall include the commitments contained on Schedule E, attached hereto;

(ii) Establish promotional and credit training materials to be provided to all Stores and Company employees;

(iii) Review and approve any proposal concerning promotion of Authorized Goods and Services to customers of Bank and it affiliates;

(iv) Discuss issues related to processing and servicing Applications, the Accounts, the Cardholders and the Stores;

(v) Discuss and develop proposals for new Credit Plans and other proposals and programs to maximize Card Sales; and

(vi) Review Bank’s performance relative to the Performance Standards and Company’s performance against the store credit goals, and recommend remedial measures to address deficiencies and/or to improve performance against the Performance Standards and the goals.

(b) Program Oversight Committee. For the purpose of approving expenditures of the Marketing Fund that are proposed by the Credit Committee, approving the annual marketing plan and/or material changes thereto, periodically reviewing the Card Plan and resolving any matter relating to the Plan management that cannot be resolved by the Credit Committee, Company and Bank shall establish and maintain a Program Oversight Committee (the “Program Committee”). The Program Committee shall consist of an equal number of senior management representatives of Company and Bank. Company and Bank shall mutually agree on the number of representatives on the Program Committee. Initially each of Company and Bank shall appoint three (3) representatives to the Program Committee, which members are listed on Schedule D hereto. Each party shall be entitled to change its representation on the Program Committee during the Term upon written notice to the other party. The Program Committee shall meet (in person or via telephone or video conference) at such times and places as may be decided by the members of the Program Committee; provided, however, that unless the Program Committee shall agree otherwise, the Program Committee shall meet: (i) at least semi-annually to discuss the status of the Card Plan; (ii) within five (5) days after either party advises the other of a matter that cannot be resolved by the Credit Committee; and (iii) as often thereafter as may be necessary to review such matter and negotiate in good faith in an effort to resolve such matter as promptly and efficiently as reasonably possible. Each of Company and Bank shall be entitled to one vote with respect to all matters upon which the Program Committee must vote. The members of the Program Committee shall appoint an acting chairperson and shall adopt such other rules to facilitate the conduct of meetings as may be deemed necessary. The presence of a representative of each of Company and Bank shall constitute a quorum for the conduct of the business of the Program Committee. Any matter requiring approval of the Program Committee shall require the affirmative vote of both Company and Bank. The Program Committee shall maintain minutes of its proceedings which shall be reviewed and approved by a representative of each of Company and Bank.

(c) Dispute Resolution. Any dispute which cannot be resolved by the Program Committee in accordance with the provisions of Section 2.5 (b) shall be resolved in accordance with the provisions of Section 6.15 of this Agreement.

2.6 Promotion of Authorized Goods and Services.

(a) Cardholder Lists. The Accounts and Cardholder information compiled by Bank in connection with this Agreement (“Cardholder Lists”) are the property of Bank and, unless all Accounts are purchased by Company as provided in this Agreement, shall be retained by Bank. Subject to Applicable Law, Company may use Cardholder names and addresses to conduct promotional programs for Authorized Goods and Services during the Term, upon notifying Bank in writing prior to such use. Cardholder Lists may be used by Bank to offer financial products and services that do not significantly compete with Company’s business, provided that Bank must obtain Company’s prior written consent for each such use.

(b) Bank Supported Promotions. Bank may make available to Company the opportunity to include promotional offers for Authorized Goods and Services in customer communications to certain customers of Bank and its affiliates, including, at Bank’s election, statement inserts, statement messages, card carriers, websites, emails, and stand-alone communications. Bank shall determine in its sole discretion the channels that are available, the timing of any promotional communication and the customers to which Company promotional offers shall be made. The parties shall define each promotional offer in an addendum to this Agreement or in a separate letter agreement.

(i) Approval of Products and Materials. Bank or its affiliate shall have the right of prior review and approval of the products or services to be promoted pursuant to this Section 2.6(b) and the promotional materials to be used. Company shall comply with Bank’s specifications as to size and weight of promotional materials. All products to be promoted hereunder and all promotional materials to be used shall be submitted to Bank or Bank’s affiliate at least fourteen (14) days before the materials are finalized for use. Company shall incorporate at Company’s cost any revisions required by Bank or its affiliate as a condition of approval.

(ii) Promotion of Card Plan. Unless Bank expressly agrees to the contrary, any Company promotional materials used pursuant to this Section 2.6(b) shall also encourage applications for or use of the Card Plan or one of Bank’s affiliates’ financial products.

(iii) Costs; Compensation. Company shall bear all costs associated with producing the promotional materials to be utilized pursuant to this Section 2.6(b), including the cost of printing and delivering promotional materials to the distribution site(s) designated by Bank or its affiliate. Bank or Bank’s affiliate shall bear the costs associated with insertion of the promotional materials in Bank’s customer communications and the normal cost of postage provided, however, that if Company’s promotional materials cause an increase in the postage cost to Bank to send Bank’s customer communication, Company shall bear such incremental postage cost. Company shall be solely responsible for all costs associated with any stand-alone communications to which Bank and Company may agree. Company and Bank or Bank’s affiliate shall mutually agree upon the compensation to be paid to Bank or to Bank’s affiliate for the promotional activity set forth in this Section 2.6(b).

(c) Compliance with Laws; Indemnification. Company represents, warrants and covenants that all promotional offers prepared in connection with this Section 2.6 are and shall be true, fair, accurate and complete. Company shall comply with Applicable Law in making any promotional offer and in providing the related goods and/or services pursuant to this Section. Company shall indemnify and hold harmless Bank and Bank’s affiliates against all claims arising from Company’s alleged wrongful acts or omissions in conducting the promotional activities under this Section 2.6 and against all claims relating to Company’s goods or services sold hereunder pursuant to the provisions of Section 6.1 of this Agreement.

ARTICLE III - ISSUANCE OF ACCOUNTS AND ACCEPTANCE OF CARDS

3.1 Conditions of Opening Accounts. Subject to the terms and conditions of this Agreement, Bank shall receive Applications for Accounts and approve or decline Accounts in Bank’s sole discretion and in accordance with Bank’s Account issuance criteria. Failure of Company to adhere to the procedures set forth below and/or in the Operating Regulations may result in a Chargeback in accordance with Section 3.10 of this Agreement.

(a) Written Applications. Applications which are received by Bank through the mail or via facsimile transmission and are not made contemporaneously with a sale will be reviewed in accordance with Bank’s customary practice for written Applications.

(b) Applications with Accompanying Sale. Applications submitted to Bank via telephone or by other electronic transmission in a mutually acceptable manner and format in conjunction with a sale will be reviewed by Bank in accordance with Bank’s Account issuance criteria. Company shall be responsible for the following:

(i) Providing all information required on the Application or which has been requested by Bank’s representative.

(ii) Obtaining positive identification and verification of the person applying for the Account in accordance with the Operating Regulations, which shall include but is not limited to obtaining the driver’s license number or state-issued identification card number of the person submitting the application, the taxpayer identification and/or employer identification number of the applicant(s), and such other identifying information as Bank may reasonably require.

(iii) Obtaining the signature on the Application: (A) for consumer Accounts, of all persons whose names will appear on the Account or who will be responsible for the Account and (B) for business Accounts, of a person or persons (officer, partner, owner or sole proprietor) with authority to bind the business Customer and of all persons whose names will appear on the Account.

(iv) Sending the original Application to Bank at the designated address within five (5) Business Days of either approval or decline. In addition, Company shall retain a copy of the completed Application in its credit files for a period of ninety (90) days for purposes of coordination with Bank’s review and booking process.

(v) Entering the sale and the approval code provided by Bank to Company into Company’s Electronic Terminal.

(vi) Providing to each applicant a copy of the Citibank USA, N.A. Credit Card Agreement and any other Required Disclosures Bank provides to Company for distribution to applicants and approved Cardholders.

(c) Applications Submitted via the Internet. Applications transmitted by a customer directly to Bank via the Company website linked to Bank shall be considered and decisioned by Bank using its standard credit granting criteria, provided that the customer submits all of the following to Bank:

(i)	All information requested on the Application or otherwise by Bank;

(ii)	An acknowledgement that he or she has received, read and downloaded or printed all of the terms and conditions that apply to the Account;

(iii)	A ship-to address that matches the applicant’s verifiable business address; and

(iv)	If a personal guaranty is required by Bank to approve the Account, a signature of a person (including digital signatures as they become available) authorized by the business at issue to apply for the Account.

(d) Credit Exception Accounts. Effective on and after Bank’s conversion of the Accounts to the system operated by First Data Resources, in the event that Bank, in the application of its Account issuance and management criteria, shall decline an Application for a Consumer Account or take adverse action relative to an established Consumer Account, Company may notify Bank of its election to have any Losses arising in connection with the issuance of a Card to such applicant or the continuation of such established Account paid from the Reserve Fee Account (a “Credit Exception Account”). In such event, Bank shall open an Account on such Application or keep an existing Account open in reliance upon such request. The management of such Credit Exception Accounts (Including but not limited to line assignment, authorization strategy, etc.) shall be within Bank’s sole discretion. A Credit Exception Account cannot be withdrawn from coverage by the Reserve Fees Account until the balance on such Account has been paid to $0 and the Account has been closed to future charges. The existing Consumer Accounts for which Company has accepted responsibility shall be deemed Credit Exception Accounts and shall be treated in accordance with the provisions of this Section. Company shall execute any further or additional documents required by Bank’s Credit Exception Account process as may be necessary from time-to-time to implement such process. Nothing contained herein shall require Bank to open an Account that does not meet its non-credit based Account opening standards, including but not limited to all applicable OFAC and fraud reviews. Company shall be entitled to establish Credit Exception Accounts under the Card Plan with aggregate credit balances not to exceed $1 million. Either party may elect to discontinue the establishment of Credit Exception Accounts upon thirty (30) days written notice to the other party, provided however that any such discontinuance shall not affect: (i) the coverage of existing Credit Exception Accounts by the Reserve Fee Account; nor (ii) Bank’s right to require the establishment of a reserve against such Accounts pursuant to Section 4.2 of this Agreement.

3.2 Honoring of Cards.

(a) Conditions for Honoring Cards. Subject to the terms and conditions of this Agreement, Company agrees to accept the Card for payment of Authorized Goods and Services in those instances when a Cardholder wishes to charge the purchase of Authorized Goods and Services to his/her Account and Company shall not attempt to suppress or discriminate against use of a Card by a Cardholder. Company shall accept the Card at all of its Stores in the United States for the purchase of Authorized Goods and Services. All Sales Data resulting from such acceptance of the Card shall be submitted to Bank in United States dollars. If any facility or service is operated on Company premises under a franchise, lease or license from Company and such franchisee, lessee or licensee (which is not a party to a merchant services agreement with Bank) agrees with Company to accept Cards, Card transactions made at such facility or service will be subject to the terms and conditions of this Agreement and must be handled through Company as if Company had transacted such Card transactions. Company shall be obligated to pay its franchisee, lessee or licensee with respect to such Card transactions.

(b) Commencement of Card Acceptance. Acceptance of Cards by Company will commence on the Effective Date of this Agreement and will continue until the termination of this Agreement.

3.3 Acceptance of Cards. Company shall accept any Card presented by a Cardholder as payment for Authorized Goods and Services provided that all of the following conditions and all of the procedures set forth elsewhere in this Agreement and in the Operating Regulations relating to the acceptance of Cards are met with respect to each Card Sale:

(a) The Card is presented to Company on or before the expiration date, if any, shown on its face;

(b) The Card is used as payment for Authorized Goods and Services purchased by a Cardholder;

(c) Company will not accept a Card for the purpose of advancing money to a Cardholder or paying money to a Cardholder for any amount that is included in a Card Sale;

(d) Company has followed the procedures for the completion of Sales Slips as set forth in Section 3.5 of this Agreement; and

(e) Company has obtained Authorization for the Card Sale if required pursuant to Section 3.6 of this Agreement.

3.4 Operating Regulations. The Operating Regulations may be changed by Bank from time to time upon not less than sixty (60) days prior written notice to Company, provided, however, that changes which do not require major systems or operational modifications and changes required for security measures shall become effective as soon as possible following Company’s receipt of written notice thereof but in all events shall become effective within thirty (30) days of Company’s receipt of written notice thereof. In the event of any conflict or inconsistency between the terms of this Agreement and those of the Operating Regulations, the provisions of this Agreement shall govern.

3.5 Completion of Sales Slips.

(a) General Requirements. For each Card Sale, Company shall prepare a Sales Slip using a form that is mutually acceptable to Bank and Company. Each Sales Slip must be legible and fully completed with the information required under Section 3.5(b) or Section 3.5(c) of this Agreement, as applicable. Company shall include all Authorized Goods and Services purchased in a single transaction on one Sales Slip.

(b) Mail/Telephone/Internet Orders. For each mail/telephone/Internet order Card Sale, Company shall record the following on the Sales Slip:

(i) The date and location (city/state) of the Card Sale, unless otherwise provided to Bank, e.g. batch reports, etc.;

(ii) A brief description of the Authorized Goods and Services;

(iii) The total amount of the Card Sale, including tax;

(iv) The Account number;

(v) The expiration date, if any, of the Card;

(vi) The Authorization number or code (where applicable);

(vii) Company’s merchant number, unless otherwise provided to Bank, e.g. batch reports;

(viii) The shipping address;

(ix) The shipping date; and

(x) Company’s sale identifying number (ticket number, transaction number, etc.).

(c) Retail Sales. Each Sales Slip must be legible and fully completed with the same information required for mail/telephone/Internet Card Sales (specified in Section 3.5(b) of this Agreement) excluding information pertaining to a shipping address or shipping date. Each Sales Slip relating to a Card transaction made at a retail location must be imprinted to obtain a clear imprint of the Card; provided that in the case of Sales Data which are electronically produced by Company, Company shall not be required to obtain an imprint of the Card. For each Card Sale, a Sales Slip must be signed by the Cardholder in the presence of an authorized representative or employee of Company at the time the Card Sale is made. The signature on the Sales Slip must be reasonably similar to the signature appearing on the signature panel of the Card. After completion of the Card Sale, Company shall provide a legible and completed copy of the Sales Slip to the Cardholder. If Company fails to obtain the signature of the Cardholder on a Sales Slip and the Cardholder has not authorized the Card Sale or denies the validity of the Card Sale, the Card Sale shall be subject to Chargeback pursuant to Section 3.10 of this Agreement.

3.6 Authorization.

(a) General Requirements. In accordance with the terms of this Section 3.6, Company must obtain Authorization for each proposed Card Sale at or above the Floor Limit. For purposes of this Agreement, the purchase of one or more items or other Authorized Goods and Services made by a Cardholder at one Company Store and at one time will be deemed to constitute a single Card Sale.

(b) Floor Limit. The Floor Limit is $0. Bank may change the Floor Limit upon thirty (30) days prior written notice to Company. Notwithstanding the foregoing, in the event Company is unable to obtain an electronic Authorization due to (i) Bank’s inability to provide electronic Authorizations or (ii) Company’s electronic capability to obtain an Authorization not being operational, the Floor Limit shall be one hundred dollars ($100.00) (“Increased Floor Limit”), provided that each time an Increased Floor Limit is necessitated, Company agrees to conform to the following procedures: Company shall establish a six digit numeric code (“Code”) for each Card Sale that is equal to or under one hundred dollars ($100.00) (“Qualified Card Sale”). The Code shall be mutually agreed upon by Bank and Company. This Code will appear on the Sales Slip, thereby identifying the Card Sale as one that was made when electronic Authorizations could not be provided or obtained. If the Code does not appear on the Sales Slip for a Qualified Card Sale, Bank may process a Chargeback for such Qualified Card Sale pursuant to Section 3.10 below. For all Card Sales greater than one hundred dollars ($100.00), Company shall obtain a non-electronic Authorization, in accordance with Section 3.6(c)(ii), below. Bank may audit Company’s records from time to time in order to verify that (i) the Increased Floor Limit and the Code are used only for Qualified Card Sales when electronic Authorizations could not be provided by Bank or obtained by Company and (ii) only Qualified Card Sales are eligible for the Increased Floor Limit. In the event that Bank determines that the Increased Floor Limit and the Code were used when electronic Authorizations could be provided by Bank or obtained by Company, the Increased Floor Limit was applied to Card Sales other than Qualified Card Sales, or Company did not conform to the procedures set forth above, Bank may (i) process a Chargeback for such Qualified Card Sale or Card Sale pursuant to Section 3.10 below or (ii) decrease the Increased Floor Limit to $0.

(c) Obtaining Authorization.

(i) Electronic Locations. To obtain Authorization for Card Sales made at Electronic Locations, Company shall utilize an Electronic Terminal in accordance with procedures applicable for the use of that terminal. Company agrees that the Electronic Terminals it uses will be those provided to Company by Bank or its designee (at Company’s expense) or will be otherwise reasonably acceptable to Bank. At an Electronic Location, if a referral code is displayed on an Electronic Terminal, Company shall telephone Bank to obtain further instructions, using a toll-free telephone number provided by Bank for such purpose.

(ii) Non-Electronic Authorization. To obtain Authorization when Bank’s electronic capability to provide Authorization or Company’s electronic capability to obtain Authorization is not operational, Company shall contact Bank using a toll-free telephone number provided by Bank for such purpose. If the Authorization Center approves the Card Sale, Company will be given an Authorization code or number, which must be written on the Sales Slip.

(d) Right of Chargeback. If Authorization for any Card Sale is not obtained by Company, or requested by Company but declined by Bank, Bank may process and Company shall accept a Chargeback for such Card Sale pursuant to Section 3.10 of this Agreement.

(e) Network Services. The parties agree and acknowledge that, notwithstanding anything to the contrary in this Agreement, Bank is not required to provide Network Services to Company. For purposes of this Agreement, Network Services” means the electronic processing of point-of-sale transactions, including authorization network services, systems integration, depot maintenance, application development, project management, POS help desk, POS software downloads and other specifically requested network services.

3.7 Settlement of Card Transactions.

(a) Remittance of Sales Data by Company. For each day on which there is Card Sale or Credit activity, Company shall submit daily Card Sales, return and Credit totals for Bank’s use in confirming settlement amounts. Each Business Day, Company shall remit Sales Data to Bank. Company shall remit no Card Sale to Bank more than sixty (60) days after the date of such Card Sale. All such remittances must be in Bank’s form and format. Remittances of Sales Data must contain all of the information specified in this Agreement and the Operating Regulations. Upon receipt thereof, Bank will balance and edit the data submitted and make appropriate adjustments for errors or invalid or incomplete transactions. In the event all or a portion of the required data is not received by Bank or such data is unreadable, Bank shall not be required to process the Sales Data containing the missing or unreadable data, but shall promptly inform Company or its designated agent of the missing or unreadable data. Company shall be responsible for retrieving and resubmitting the Sales Data in completed form. Company shall be responsible for the loss, damage or destruction of Sales Data until such Sales Data is received by Bank or by Bank’s designated processor.

(b) Obligation to Reimburse Company for Sales Data. Subject to Bank’s right of Chargeback, Bank shall reimburse Company for all Card Sales properly remitted by Company and received by Bank. Bank will pay Company an amount equal to the total amount of Card Sales submitted to and received by Bank, less the amount of Credits, if any, submitted by Company, plus or minus the applicable amount, if any, for other adjustments to the amounts so submitted. Bank may also adjust any remittance hereunder for any Merchant Fees owed by Company and any other fees or charges provided for in this Agreement. Bank will not be required to reimburse Company for any Card Sale not submitted within sixty (60) days of the date of the Card Sale, and may charge back any such Card Sale for which reimbursement has already been made.

(c) Method and Timing of Settlement. For each electronic remittance of Sales Data received in Bank’s form and format by 3:00 p.m. Eastern Time on a Business Day at the location specified by Bank, Bank will initiate the appropriate credit or debit, as applicable, to the Settlement Account through Fed Wire to allow Company to receive its funds by the following Business Day provided, however, that in the case of Subsidiaries, Bank will use commercially reasonable effort to initiate the appropriate credit or debit (to the settlement account designated for the Subsidiaries) through the Automated Clearing House Network (“ACH Network”) by the following Business Day. With respect to each such remittance of Sales Data received by Bank after 3:00 p.m. Eastern Time on a Business Day, Bank will use its best efforts to initiate the appropriate credit or debit, as applicable, to the Settlement Account through Fed Wire to allow Company to receive its funds by the second Business Day after the date of receipt provided, however, that in the case of Subsidiaries, Bank will use commercially reasonable effort to initiate the appropriate credit or debit (to the settlement account designated for the Subsidiaries) through the ACH Network by the second Business Day after the date of receipt. Bank will not accept remittance of Card transaction data in paper form (hard copy). Company hereby (i) agrees to be bound by the terms of the operating rules of the National Automated Clearing House Association, as

in effect from time to time, and (ii) authorizes Bank and its designated agents and representatives to initiate credit or debit entries and adjustments to the Settlement Account (including the settlement account designated for the Subsidiaries) without regard to the source of any monies in the Settlement Account. This authority will remain in effect for a period of five (5) Business Days after Bank receives written notice from Company of its cancellation of such authorization. Bank shall not be liable for any delays in receipt of funds or errors in Settlement Account entries caused by the actions or inactions of Company or any third parties. Company shall not close the Settlement Account (or the settlement account designated for the Subsidiaries) without providing Bank at least five (5) Business Days prior written notice of such closure and substitution of another account. Upon termination of this Agreement, Company agrees to maintain the Settlement Account (and the settlement account designated for the Subsidiaries) with sufficient funds until such time as Bank advises Company that Bank has processed all Chargebacks and other adjustments and Company agrees to permit Bank to credit and debit such Settlement Account until all charges, Chargebacks and other adjustments are settled as provided for in this Agreement. The foregoing obligations of Company will survive the termination of this Agreement.

3.8 Cardholder Credits and Payments. Unless specifically required by Applicable Law, Company shall not give cash refunds to any Cardholder in connection with a Card Sale. For each Credit issued by Company, Company shall prepare and deliver to the Cardholder a Credit Slip which Company shall complete in accordance with the Operating Regulations. Company shall submit Sales Data evidencing each Credit to Bank within seven (7) days after the Credit is issued in order that the appropriate Credit may be entered on the Cardholder’s Account. Company shall not accept any payment on an Account.

3.9 Billing Inquiries and Cardholder Disputes. Bank will notify Company on a current basis when a Cardholder makes a billing inquiry or files a billing error notice relating to a Card Sale made by Company. Company shall investigate and make a good faith effort to resolve each billing inquiry or dispute referred to it by Bank or received directly from a Cardholder. Within fifteen (15) Business Days from the receipt of the billing inquiry or dispute by Company, Company shall notify Bank in writing of the resolution thereof or the action Company will take to resolve the billing inquiry or dispute. Company shall provide Bank with all such information as Bank may reasonably request in connection therewith.

3.10 Chargeback Rights and Procedures.

(a) Chargeback Rights. (i) If Company has not complied with the terms of this Agreement or with the Operating Regulations with respect to either the opening of an Account or a Card Sale made by Company, or (ii) if, at the end of the fifteen (15) Business Day billing inquiry/dispute resolution period specified in Section 3.9 of this Agreement, the billing inquiry or dispute has not been resolved in writing by Company (or Bank has not been informed of the resolution or the action Company will take to resolve the billing inquiry or dispute), or if the Accountholder disputes the amount or existence of an Account, Bank may process a Chargeback to Company for the amount of the Card Sale, the Account balance or the disputed portion thereof, as applicable. If Bank processes a Chargeback and the Cardholder subsequently pays the charged back amount, and Bank is aware that such payment is of a previously charged back amount, Bank will reimburse Company for the charged back amount.

(b) Method of Recourse. Bank is not required to pay Company for a Card Sale which is being charged back. If Bank has already paid Company for such Card Sale, Bank, at its sole discretion, may deduct the amount to be charged back from the Settlement Account or offset such amount from a future payment to Company. Alternatively, Bank may demand that Company pay Bank the amount of the Chargeback and Company shall make such payment within three (3) Business Days of such demand. Any Chargebacks which are not paid by the aforesaid means shall be due and payable by Company promptly on demand.

(c) Compliance with Laws. Notwithstanding anything to the contrary contained herein, in the event a Cardholder, in accordance with the provisions of applicable state law or the federal Truth in Lending Act and Regulation Z, as they may be amended from time to time, files with Bank a billing error inquiry or alleges a quality dispute with respect to goods or services purchased from Company, Bank has the right of Chargeback against Company with respect to the Card Sale which is the subject of such inquiry or dispute.

(d) Chargeback Timeframe. Bank’s right to Chargeback Card Sales will be limited to a period of three (3) years from the date such Card Sale first appeared on an Account statement or invoice, for Commercial Accounts and twelve (12) months from the date upon which the first Cardholder payment was due for Consumer Accounts.

3.11 Representations and Warranties. Company makes the following representations and warranties to Bank with respect to each Account, all Sales Data remitted to Bank, and as to each Card transaction evidenced thereby. Each and all of the representations and warranties made by Company will survive the termination of this Agreement.

(a) The information set forth on each Application is true, accurate and complete as provided by the applicant and each Application has been completed in compliance with this Agreement and the Operating Regulations.

(b) The Sales Data represents a bona fide sale made at a Store by Company of Authorized Goods and Services, not previously submitted, and is originated by Company in compliance with this Agreement and the Operating Regulations. Unless otherwise expressly agreed by Bank, no Sales Data is submitted on behalf of a third party.

(c) The Card transaction represents obligations of the Cardholder for the amounts in the transaction and only for Authorized Goods and Services actually sold and delivered or actually rendered (including taxes) and does not involve any element of credit for any other purpose.

(d) The Sales Data is free from any alteration not authorized by the Cardholder.

(e) The transaction is in compliance with all Applicable Laws.

(f) The indebtedness represented by the Sales Data has not been pledged as collateral for payment of any indebtedness or obligation of Company or any other person.

(g) Company has no knowledge or notice of information that would lead it to believe that the enforceability or collectibility of the Sales Data is in any manner impaired.

(h) With respect to any transaction in which a Card is not physically presented to Company, the Card and Account information contained in the Sales Data is accurate and correct and Company has taken reasonable measures to verify that the Card Sale is authorized by a Cardholder.

3.12 Books and Records. Company shall retain an original copy of each Sales Slip and Credit Slip for one hundred and eighty (180) days following the date of the Card Sale and a microfilm or other copy thereof for a total of seven (7) years. Company shall send to Bank the original or a legible copy of any Sales Slip, Credit Slip or any other record relating to this Agreement retained by Company within fifteen (15) Business Days of a written request from Bank. For requests made by Bank beyond three (3) years from the date of the Card Sale, Bank shall pay Company’s reasonable costs of providing a copy.

3.13 Reports.

(a) Bank shall continue to supply Company with the level and amount of monthly information which it currently provides. Company may elect to receive additional reports available from Bank at Bank’s then current price for such reports.

(b) Company shall supply Bank with quarterly report(s) containing information regarding total Company Card Sales broken down by channel, store or other mutually agreed upon segment.

3.14 Account Ownership. It is the understanding and intent of the parties that Company shall have no ownership or other interest in any of the Accounts or related information, including receivables, credit information, and account records, unless and until Company purchases the Accounts as provided for in this Agreement. However, the parties understand that ownership of assets (or transfers thereof) may be inferred or implied in certain circumstances. In order to effectuate this Agreement and to assure that no such inference or implication can be made, Company does hereby sell, transfer and assign to Bank all right, title or interest Company or any of its affiliates has or may be deemed to have in any of the Accounts or related property. Furthermore, in the event that, notwithstanding the intent of the parties, any of the property is held to be property of Company or any of its affiliates, then Company for itself and its Subsidiaries does hereby grant a security interest to Bank in all of their right, title and interest in and to the Accounts and related property and all proceeds thereof, as security for all amounts to be received by Bank as contemplated by this Agreement. Furthermore, this Agreement shall be deemed to be a security agreement within the meanings of Section 8 and 9 of the New York Uniform Commercial Code. Company agrees that it shall, upon the written request of Bank, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in any of the Accounts, related information or the proceeds thereof, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Agreement. It is the intent of the parties that such a security interest would be effective whether the Accounts and related property are sold, pledged or assigned by Bank. Company also agrees that Bank shall have the right to file all UCC financing statements which may be required to perfect, and to maintain the perfection of, Bank’s interest in the Accounts.

ARTICLE IV - FEES AND INCENTIVES

4.1 Fees.

(a) Commercial Account Fees.

(i) Commercial Revolve Plan. For all Card Sales made by Company on the Commercial Revolve Plan, Bank shall pay to Company monthly a negative merchant fee (the “Negative Merchant Fee”, or “NMF”) of (1.00%) of Net Card Sales. The NMF shall be reconciled and settled monthly by the sixth (6th) Business Day of the following month. The NMF shall be subject to adjustment based on Monthly Net Card Sales on the Commercial Revolve Plan calculated as follows:

Monthly Net Sales	NMF%
Up to $85,000,000	(1.00	%) (i.e. no adjustment)
$85,000,001 - $100,000,000	(1.20%)
$100,000,001 - $115,000,000	(1.35%)
$115,000,001 - $130,000,000	(1.50%)
$130,000,001 and above	(1.60%)

For example, at the conclusion of month one, Bank determines that total Net Card Sales on the Commercial Revolve Plan totaled $90,000,000. Bank will pay to Company an NMF totaling (1.20%), or a total of $1,080,000, on or before the sixth Business Day of month two.

(ii) Commercial Invoice Plan. For each Card Sale made by Company on the Commercial Invoice Plan and for any remaining BSD Accounts which have not been converted to other Card Plans, Bank shall charge and Company shall pay a Merchant Fee in an initial amount equal to 2.83% of the Card Sale. The Merchant Fee for the Commercial Invoice Plan shall be reconciled and settled monthly by the sixth (6th) Business Day of the following month. Within thirty (30) days after each calendar year, beginning in calendar year 2005, Bank shall determine the Average Daily Sales Outstanding and the Average Annual Spend for said calendar year and shall, upon written notice to Company which shall include the details of such determination, adjust the Merchant Fee applicable to Card Sales under the Commercial Invoice Card Plan in accordance with the provisions of the attached Schedule F; provided, however, that, notwithstanding anything in this Agreement to the contrary, in the event the Average Daily Sales Outstanding for said calendar year is less than 34 days or greater than 49 days or the Average Annual Spend for said calendar year is less than $2250 or greater than $5249, then Bank and Company shall mutually negotiate the amount of the Commercial Invoice Card Plan Merchant Fee. In the event Bank and Company are not able to agree on the amount of the Commercial Invoice Card Plan Merchant Fee in accordance with the preceding sentence, then Bank and Company agree that the Commercial Invoice Card Plan shall cease being offered and the Merchant Fee applicable to Card Sales made in the relevant calendar year shall be determined in accordance with the attached Schedule F. Any adjustment to the Merchant Fee made in accordance with this Section shall apply to all Card Sales made under the Commercial Invoice Card Plan in the relevant calendar year and the following calendar year until further adjusted as provided herein. Company shall pay Bank within thirty (30) days of receipt of a detailed invoice for any shortfall between the adjusted Merchant Fee and the Merchant Fee actually paid during the calendar year and the following calendar year, and Bank shall pay Company for any overpayment between the adjusted Merchant Fee and the Merchant Fee actually paid during the relevant calendar year and the following calendar year, as the case may be, within thirty (30) days of Bank’s determination of the adjusted Commercial Invoice Card Plan Merchant Fee.

(iii) Commercial Revolve No Fee Plan. For each Card Sale made by Company on the Commercial Revolve No Fee Plan, Bank shall charge and Company shall pay a fee in an amount equal to 2.43% of the Card Sale. The

Merchant Fee for the Commercial Revolve No Fee Plan shall be reconciled and settled monthly by the sixth (6th) Business Day of the following month. At any time, but at least semi-annually, the Merchant Fee payable under the Commercial Revolve No Fee Plan may be adjusted upon at least thirty (30) days prior written notice to Company based upon changes in the Daily Sales Outstanding for all Commercial Revolve No Fee Plan Accounts to the rate reflected on Schedule G. Any such adjustment shall apply to Card Sales occurring on and after the effective date of any such adjustment.

(iv) Special Credit Plans. For each Card Sale made by Company under the Commercial Revolve Special Credit Plans listed below, Bank shall charge and Company shall pay the following fees (“Special Program Fee”) in lieu of the Merchant Fee otherwise stated in this Agreement:

Special Credit Plan (all require min. payments)	Special Program Fee	Min Purchase Amount
90 Days No Interest	0.45% of each Card Sale	$299.00
Six Months No Interest	2.58% of each Card Sale	499.00
12 Months No Interest	4.90% of each Card Sale	699.00

The Merchant Fee for the Special Credit Plans shall be reconciled and settled monthly by the sixth (6th) Business Day of the following month. Bank may adjust the Commercial Special Program Fees upon at least thirty (30) days prior written notice to Company. Any such adjustment shall not be subject to the limitations contained in Section 4.1 (c)(ii), below.

(b) Consumer Account Fees.

(i) Consumer Revolve Plan. For each Card Sale made by Company under the Consumer Revolve Plan, Bank shall charge and Company shall pay a fee in an amount equal to .80% of the Card Sale, which Merchant Fee will be subject to adjustment as provided herein. The Merchant Fee for the Consumer Revolve Plan shall be reconciled and settled monthly by the sixth (6th) Business Day of the following month.

(ii) Consumer Special Credit Plans. For each Card Sale made by Company under the Consumer Revolve Special Credit Plans listed below, Bank shall charge and Company shall pay the following Special Program Fee in lieu of the Merchant Fee otherwise stated in this Agreement:

Special Credit Plan	Special Program Fee	Min Purchase Amount
Six Months Same as Cash	2.15% of each Card Sale	$299
12 Months with Payments	5.95% of each Card Sale	299

The Merchant Fee for the Consumer Special Credit Plans shall be reconciled and settled monthly by the sixth (6th) Business Day of the following month. Bank may adjust the Consumer Special Program Fees upon at least thirty (30) days prior written notice to Company. Any such adjustment shall not be subject to the limitations contained in Section 4.1(c)(ii), below.

(iii) Sales Growth Incentive Discount. For each year in which Company’s total Consumer program Card Sales are at least five percent (5%) higher than the Card Sales for the prior year, Bank shall adjust the Consumer Merchant Fees set forth in (b)(i) and (ii) above in accordance with the following table. The adjusted Merchant Fee shall apply to Card Sales occurring on and after the effective date of any such adjustment. Sales Growth shall be measured in calendar years and any adjustment shall be effective as of January 1 in the year of the adjustment. Sales growth for calendar year 2004 shall be measured against calendar year 2003.

Consumer Sales Growth	Revolve	180 Day	360 Day
At least 5% but less than 10%	0.78%	2.11%	5.83%
At least 10% but less than 15%	0.76%	2.04%	5.65%
At least 15% but less than 20%	0.73%	1.96%	5.41%
20% or greater	0.70%	1.87%	5.18%

For example, Consumer Card Sales for 2004 reflect a 12% growth over 2003. Effective January 1, 2005, Consumer Card Sales shall be at the reduced Merchant Fees set forth in the table above for growth between 10% and 15% (Revolve: 0.76%; 180 Day: 2.04%; 360 Day: 5.65%). If in 2005 Consumer Card Sales fail to show at least 5% growth over 2004, the Consumer Merchant Fees will revert to the Fees set forth in Sections (b)(i) and (ii), above (Revolve: 0.80%; 180 Day: 2.15%; 360 Day: 5.95%) effective January 1, 2006.

(c) Merchant Fee and NMF Adjustment.

(i) Money Cost Adjustment. The foregoing NMF and Merchant Fees shall be based on the rate for high-grade unsecured notes with thirty (30) day terms sold through dealers by major corporations in multiples of one thousand dollars ($1000.00) as reported in the “Money Rates” section of The Wall Street Journal (the “Commercial Paper Rate”) of 0.98% (98 basis points), (the “Initial Money Rate”). For every month during the Term in which the Commercial Paper Rate on the last day of the month exceeds the initial Money Rate by more than 0.50% (50 basis points), Bank shall assess an additional fee calculated by multiplying the average aggregate balance of all Accounts during the month by the percentage difference by which the Commercial Paper Rate exceeds the Initial Money Rate by more than 50 basis points, and dividing the product by twelve (12). The Money Cost Adjustment shall not be subject to the limitations contained in subsection (ii), below.

(ii) Other Proaram Adjustment. Upon at least thirty (30) days prior written notice, Bank shall have the right to adjust the Merchant Fee(s) and/or NMF for the Commercial Revolve, Commercial Revolve No Fee and Consumer Revolve based upon actual performance of the Card Plan. Notwithstanding the foregoing, however, (A) no such increase shall be implemented without consultation and input from Company and (B) if Bank decreases the NMF contained in Section 4.l(a)(i) or increases the Merchant Fees contained in Sections 4.l(a)(ii) or (iii) or Section 4.l(b)(i) by an amount greater than 0.10% (ten basis points) during any six (6) month period (excluding any adjustment made pursuant to the provisions of subsection (i), above), Company may terminate this Agreement upon ninety (90)

days prior written notice to Bank. In the event Company provides notice of termination due to an increase under this Section 4.l(c)(ii), Bank may, within thirty (30) days of receiving Company’s notice of termination, rescind that portion of the increase that gave rise to Company’s termination and Company’s notice of termination shall be of no effect. Factors which may result in an adjustment to the NMF and/or Merchant Fee(s) include, but are not limited to, differences between the actual performance of the Card Plan and any of the assumptions upon which the NMF and/or Merchant Fee(s) are based, as set forth in Schedule H.

(d) For each electronic or tape remittance of Sales Data made to Bank in accordance with Section 3.7(c) of this Agreement, Bank will determine the amount of net Card Sales made by Company and then calculate each of the applicable Merchant Fees, NMF and Reserve Fees (as set forth in Section 4.2 below. Each month on or before the sixth of the month, Bank shall reconcile and either collect from or pay to Company the net amount due in Merchant Fees, NMF and Reserve Fees based upon the total of Merchant Fees charged to Company and Negative Merchant Fee credited to Company for the previous month’s Card Sales.

(e) Bank may offset the amount of the Merchant Fee, fees specified in Schedule I and any other amounts owed by Company under this Agreement from the Settlement amount and/or from amounts calculated pursuant to Section 4.1 (a)(i), above due Company, or Bank may debit the Settlement Account in the amount of the Merchant Fee and any other amounts owed by Company under this Agreement. If Bank elects the former and the Settlement amount due Company is insufficient to cover the Merchant Fee and any other amounts owed under this Agreement, Bank, at its option, may offset the amounts owed under this Agreement or any remaining portion thereof from subsequent amounts due Company or debit the Settlement Account. Any amounts owed which cannot be paid by the aforesaid means shall be due and payable by Company upon Bank’s written demand.

4.2 Reserve Fee. In addition to the fees set forth in Section 4.1, above, Bank shall collect from Company, in accordance with Sections 4.l(d) and (e) above, an amount equal to .95% of all Commercial Revolve Card Plan and Commercial Revolve No Fee Card Plan Card Sales, .40% of all Commercial Invoice Card Plan Card Sales and 1.39% of all Card Sales made at Affiliate Locations (collectively the “Reserve Fees”). Bank may adjust each of the Reserve Fee percentage requirements in accordance with Section 5.1 below in order to maintain the proper Reserve Percentage as described therein. In the event that Bank determines, in its sole discretion, that there has been a material increase in the exposure presented to Bank by the Credit Exception Accounts (such as, by way of example only and not by way of limitation, due to an increase in the balances of Credit Exception Accounts in excess of $1 million or a downgrade in Company’s Debt Rating), then Bank may require and Company shall pay an additional reserve into the Reserve Fee Account in an amount to be determined by Bank.

4.3. Marketing Fund. The Marketing Fund maintained pursuant to the Prior Agreements shall be held by Bank and shall constitute the opening balance of the Marketing Fund established pursuant to this Agreement. Bank will credit .05% from each net Card Sale made under the Commercial Revolve Plan and the Consumer Revolve Plan to a marketing fund to promote incremental sales growth for the Card Plan (the “Marketing Fund”). Bank will credit $20 for each new Account approved under the Commercial Revolve Plan (excluding Accounts acquired via credit pre-screened solicitations) and $0.25 monthly for each Purchase Active Account under the Commercial Revolve Plan (subject to meeting in each such month a minimum of 260,000 Purchase Active Accounts). For purposes of this Section, “Purchase Active” shall mean that the Account was used to make a purchase in the relevant month. Upon at least thirty (30) days prior written notice, Bank shall have the right to adjust or curtail the new Account payment to the Marketing Fund in the event that the percentage of new Commercial Revolve

Accounts that become Purchase Active within one hundred twenty (120) days of opening falls below sixty seven percent (67%). Bank and Company shall mutually agree upon programs to be paid for through the Marketing Fund. The Marketing Fund shall remain the sole and exclusive property of Bank and shall be retained by Bank upon termination of this Agreement.

4.4 Bonus Payments. Upon execution of this Agreement, Bank shall pay to Company the sum of Eight Million Dollars ($8,000,000) as a signing bonus. In addition, Bank will credit to the Marketing Fund the sum of Five Hundred Thousand Dollars ($500,000) upon execution of this Agreement and an additional Five Hundred Thousand Dollars ($500,000) on the first anniversary of the Effective Date of this Agreement. In the event that this Agreement terminates prior to September 30, 2011 for any reason other than a termination by Company pursuant to Sections 4.l(c)(ii) or 6.2(b)(iii), Company shall pay to Bank an amount equal to $97,826.09 multiplied by the number of months remaining on the Term (the “Unamortized Premium”). Bank may offset any amount owed by Company pursuant to this Section 4.4 from the Settlement Account.

ARTICLE V - RESERVE FEES ACCOUNT

5.1 Reserve Fees Account Handling.

(a) Bank shall maintain an accounting of the Reserve Fees paid by Company as set forth in Section 4.2, above, which shall be identified as the Reserve Fees Account. The Reserve Fees Account maintained pursuant to the Prior Agreements shall be held by Bank and shall constitute the opening balance of the Reserve Fees Account established pursuant to this Agreement. Each month Bank will charge against the Reserve Fees Account the Losses during the previous month (which shall include all amounts that are due or accrued under the Accounts) of all Accounts in each of the Commercial Revolve Card Plan, Commercial Revolve No Fee Plan, Commercial Invoice Card Plan and Credit Exception Accounts. . Each month Bank shall also credit to the Reserve Fees Account any amounts recovered and received during the previous month by Bank for Losses previously charged against the Reserve Fees Account, less applicable collection expenses, including collection agency fees, reasonable legal costs and court costs.

(b) Upon each change in the Reserve Percentage, Bank will determine if the balance of the Reserve Fees Account (adjusted as provided herein) is greater or less than the Required Reserve Amount. If such balance is greater, Bank shall promptly rebate to Company the excess amount of the Reserve Fees Account balance. If such balance is less, Bank may, at its sole option, either promptly charge such shortfall to the Settlement Account or otherwise collect such amounts from Company.

5.2 Survival and Rebate of the Reserve Fees Account. The Reserve Fees Account shall be held and managed by Bank. Upon termination of this Agreement, Bank will rebate to Company the amount remaining in the Reserve Fees Account when the balances of all Accounts becomes zero or when all Account receivables have been purchased by Company, if permitted under this Agreement. The terms of this Article V shall survive termination of this Agreement.

ARTICLE VI - MISCELLANEOUS

6.1 Indemnification; Survival.

(a) Indemnification by Company. Company shall be liable to and shall indemnify, defend and hold harmless Bank and its officers, employees and directors from any losses, damages, claims or complaints (including reasonable outside attorney’s fees and disbursements) incurred by Bank or its respective officers, employees and directors arising out of:

(i) Any claim, complaint or setoff made by or on behalf of a Cardholder arising out of any alleged wrongful act or omission by Company with respect to Card Sales or Credits submitted by Company pursuant to this Agreement;

(ii) Any alleged wrongful act or omission of Company in connection with the furnishing of any Authorized Goods and Services purchased by Cardholders pursuant to this Agreement;

(iii) The death or injury to any person or the loss, destruction or damage to any property arising out of the furnishing by Company of any Authorized Goods and Services purchased with the Card;

(iv) Any claim or complaint of a third party in connection with the use of any Company Mark on the Card or in advertising, marketing, promoting or administering the Card program and Card Plan; or

(v) Any breach by Company of an obligation under this Agreement.

(b) Indemnification by Bank. Bank shall be liable to and shall indemnify, defend and hold harmless Company and its officers, employees and directors from any losses, damages, claims or complaints (including reasonable outside attorney’s fees and disbursements) incurred by Company or its officers, employees and directors arising out of any claim or complaint by a Cardholder with respect to: (i) any alleged wrongful act or omission by Bank in connection with such Cardholder’s Account; (ii) any alleged wrongful act or omission by Bank in connection with Bank’s advertising, marketing or promoting the Card or the Card Plan; (iii) any claim or complaint of a third party in connection with the use of any of Bank’s trademarks or intellectual property related thereto; or (iv) any breach by Bank of an obligation under this Agreement. Notwithstanding the foregoing, the indemnification by Bank shall not apply to any claim or complaint relating solely to Company’s failure to resolve a billing inquiry or dispute with a Cardholder.

(c) Notice of Claim. If any claim is made or any suit or action is commenced against a party in respect of which indemnification may be sought under this Section 6.1, the indemnified party shall promptly give the indemnifying party written notice thereof and the indemnifying party will be entitled to assume the defense thereof and to take over and control the settlement thereof at the indemnifying party’s cost and expense by giving written notice of its intention to do so to the indemnified party within thirty (30) days after receipt by the indemnifying party of notice of the claim, suit or action. If the indemnifying party assumes the defense of any claim, suit or action, it shall not settle such claim, suit or action unless the indemnified party consents to such settlement, which consent shall not unreasonably be withheld, conditioned or delayed. Notwithstanding the assumption by the indemnifying party of the defense of any claim, suit or action, the indemnified party will be permitted to participate in the defense thereof and to employ counsel at its own cost and expense. If the indemnifying party fails to notify the indemnified party of its desire to assume the defense of any claim, suit or action or notifies the indemnified party that it will not assume the defense thereof, then the indemnified party may assume the defense thereof, subject to the right to seek recovery of its costs and expenses from the indemnifying party. Any settlement or compromise of, or any final judgment entered on or in, any claim, suit or action which the indemnifying party declines to defend in accordance with this Agreement, will be deemed to have been consented to by, and will be binding upon, the indemnifying party as fully as if the indemnifying party had assumed the defense thereof and a final judgment or decree had been entered in such suit or proceeding, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree. In any case, the indemnifying party and the indemnified party shall cooperate (at no cost to the indemnified party) in the settlement or defense of any such claim, suit or action.

(d) Payment of Indemnified Amounts. The indemnified party shall notify the indemnifying party of any amounts due and owing by the indemnifying party under this Section 6.1 and the indemnifying party shall pay such amounts to the indemnified party within thirty (30) days after receipt of such notice.

(e) Survival. Except for this Section 6.1 and Sections 3.7, 3.10, 3.1 1, 6.2, 6.5 and Article V, no other terms of this Agreement will survive the termination of this Agreement.

6.2 Term and Termination.

(a) Term. This Agreement will be effective as of February 1, 2004 (the “Effective Date”). Subject to earlier termination as provided herein, this Agreement will remain in effect through September 30, 2011 (the “Term”). However, either party may terminate this Agreement effective at the close of business on September 30, 2009 upon at least twelve (12) months prior written notice to the other party. The parties shall meet at least one (1) year prior to the end of the Term to discuss their intentions with respect to the renewal of this Agreement. The termination of this Agreement will not affect the rights and obligations of the parties with respect to transactions and occurrences which take place prior to the effective date of termination, except as otherwise provided herein.

(b) Termination. This Agreement may otherwise be terminated:

(i) by Bank or Company upon notice to the other in the event the other party elects to wind up or dissolve its operation or is wound up and dissolved; becomes insolvent or repeatedly fails to pay its debts as they become due; makes an assignment for the benefit of creditors; files a voluntary or involuntary petition in bankruptcy or for reorganization or is adjudicated as bankrupt or insolvent; or has a liquidator or trustee appointed over its affairs and such appointment continues for more than thirty (30) days.

(ii) by Bank or Company upon notice to the other party in the event the other party suffers a Material Adverse Change.

(iii) by Bank or Company upon not less than thirty (30) days notice to the other in the event the other materially breaches its obligations hereunder provided that such termination will be deemed ineffective if the breaching party cures its breach within the thirty (30) day period.

(iv) by Bank or Company upon thirty (30) days notice to the other party in the event the other party or the other party’s parent sells, merges, consolidates or transfers twenty percent (20%) or more of the other party’s business or assets without obtaining the prior written consent, as required under Section 6.7 of this Agreement.

(v) by Bank upon thirty (30) days prior notice to Company in the event that Company closes or otherwise ceases operation at such number of its Stores that the number of Stores remaining in operation is 700 or fewer.

(c) Termination of Card Acceptance. Bank, upon notice to Company, may elect to terminate acceptance of the Card at a particular Company Store if acceptance of the Card at such Store is subject to high fraudulent activity, excessive Chargebacks or other course of business conduct that is injurious to the business relationship between Bank and Company or Bank and Cardholders. Termination of Card acceptance at an individual Company Store will not affect this Agreement unless such termination materially affects the volume of Card Sales made by Company, in which event Bank may elect to terminate this Agreement upon not less than thirty (30) days prior written notice to Company.

(d) Duties Upon Termination. Upon termination of this Agreement:

(i) all amounts payable by Company shall be due and payable in full without demand or notice of any kind and Company shall promptly submit to Bank all Sales Data for Card transactions made up to the date of termination;

(ii) Bank shall have the right to use the Company Marks to service and administer any Accounts remaining in Bank’s possession after termination of this Agreement until Company purchases all Accounts pursuant to Section 6.2(e) hereof, or until all such Accounts are finally liquidated;

(e) Purchase Requirements.

(i) If Company terminates this Agreement pursuant to Section 6.2(b), then Company may, but shall not be obligated to, purchase all, but not less than all, of the Accounts, Customer Lists, outstanding Card receivables, Unamortized Premium and all other related assets (collectively the “Assets”);

(ii) If Bank terminates this Agreement pursuant to Sections 6.2(b), then at Bank’s sole election, Company shall be obligated to purchase all, but not less than all, of the Assets.

(iii) If Company or Bank, as the case may be, elects to cause the purchase and sale of the Assets under subsections (i)through (ii) above, the party so electing shall deliver its notice of such election together with its notice of termination. If the portfolio sale event arises by virtue of Company’s termination pursuant to Section 4.1 (c)(ii), then Bank’s notice of election to cause Company to purchase the portfolio shall be served by Bank within thirty (30) days of receipt of Company’s notice of termination. Once given, a party’s notice of election to purchase or cause the purchase of the Assets shall be irrevocable unless the parties mutually agree to its revocation. The purchase and sale of the portfolio shall occur as provided for herein.

(iv) Calculation of Purchase Price.

(A) Upon a portfolio sale event as described in Section 6.2(e)(i), above, the purchase price shall be determined in accordance with the following provision:

(1) Company or Company’s designated buyer (in either event, the “Buyer”) and Bank shall meet in good faith for a period of thirty (30) days following the delivery of the notice described in subsection (iii), above to reach agreement on the purchase price of the Assets. If Bank and the Buyer are able to agree upon the purchase price, it shall constitute the Purchase Price for the Assets.

(2) If Bank and the Buyer are unable to agree upon the Purchase Price, the Purchase Price shall be the Fair Market Value of the Assets determined as detailed herein. Fair Market Value shall be determined by three (3) independent appraisers each of whom is a recognized expert in valuing Consumer and Commercial private label portfolios within the private label credit card industry and each of whom has demonstrated experience in participating in the valuation of similar transactions related to the sale of private label credit card portfolios. No later than thirty (30) days following the end of the exclusive negotiation period described in subsection (iv)(A) above, each of Bank and the Buyer shall select a single appraiser, and the two appraisers so chosen together shall select a third appraiser. The appraisers shall be instructed to assume an arms-length transaction between a willing buyer and a wiling seller and shall take into consideration, among other things, the amount of the outstanding receivables, the aggregate number of Accounts, and the value of an ongoing card plan relationship with Company. Bank and Buyer shall each bear the cost of retaining their own appraiser and one-half the cost of retaining the third appraiser. Bank and the Buyer shall each be responsible for its own usual and customary costs incurred in connection with the sale of the Assets (including, without limitation, closing costs and reasonable attorney fees). Interim servicing costs following closing shall be borne by the Buyer. Each appraiser shall separately render its valuation determination no later than fifteen (15) days following the retention of the third appraiser. The Fair Market Value of the Assets shall be the average of the three appraisals; provided, however, that if the high or low appraisal shall deviate more than fifteen percent (15%) from the middle appraisal, such high or low appraisal(s) shall be disregarded and the Fair Market Value shall be either the average of the two remaining appraisals or, if both the high and low appraisal deviated by more than fifteen percent (15%) from the middle appraisal, the amount of the middle appraisal.

(B) Upon a portfolio sale event as described in Section 6.2(e)(ii), above, the Purchase Price shall consist of the Book Value of the Assets (including the Unamortized Premium) as of the closing date of the purchase.

(v) Promptly following determination of the Purchase Price, Bank shall provide Company or the Buyer, as the case may be, a purchase and sale agreement and an interim servicing agreement containing reasonable and customary terms for accomplishing the sale and transfer of the Assets, and which shall be mutually agreed to by the parties. The parties shall negotiate in good faith to reach agreement on the purchase and sale and interim servicing agreements with which to conclude the purchase and sale. Such purchase and sale agreement shall establish a closing date that allows Bank sufficient time, consistent with industry practices, to remove the Accounts and the associated balances from any applicable loan or asset securitization trust. Company understands that any removal of Accounts from securitization is subject to the approval of the rating agencies then rating the securitization transaction. Bank shall utilize its commercially reasonable best efforts to expedite such removal and to cause a smooth transition of the Assets to the Buyer.

6.3 Status of the Parties. In performing their responsibilities pursuant to this Agreement, Bank and Company are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venture or an association for profit between Bank and Company. Further, notwithstanding anything to the contrary contained in this Agreement, any third party designated by Company to perform obligations or functions of Company under this Agreement, including without limitation, obtaining Authorization or performing data capture, remittance or Settlement functions, will be subject to the approval of Bank and will be deemed to be the agent of Company for all such purposes and not the agent of Bank and Company shall be fully liable for the fees and actions of any such third party with respect to the performance of such functions.

6.4 Force Majeure. Neither party to this Agreement will be liable to the other by reason of any failure in performance of this Agreement in accordance with its terms if such failure arises solely out of causes beyond the reasonable control and without the fault or negligence of such party. Such causes may include, but are not limited to acts of God or of the public enemy, acts of civil or military authority, fires, strikes, unavailability of energy resources, material delay in transportation, riots or war. In the event of any force majeure occurrence, the disabled party shall use its best efforts to meet its obligations as set forth in this Agreement. The disabled party shall promptly and in writing advise the other party if it is unable to perform due to a force majeure event, the expected duration of such inability to perform, and of any developments (or changes therein) that appear likely to affect the ability of that party to perform any of its obligations hereunder in whole or in part.

6.5 Confidentiality.

(a) In performing its obligations under this Agreement, each party may have access to and receive certain confidential or proprietary information about the other party, including, but not limited to: This Agreement, a party’s marketing philosophy and objectives, competitive advantages and disadvantages, Cardholder and customer names and addresses, financial results, technological development, Store locations, sales volume(s), merchandise mix or other information of the business or affairs of each party, its parent company, or its affiliated and subsidiary companies, which that party reasonably considers confidential and/or proprietary (collectively referred to as “Confidential Information”). Each party agrees that it will reveal such Confidential lnformation only to those of its directors, officers, employees (or, with regard to Company, directors, officers or employees of any of its operating divisions/subsidiaries which accept or may consider accepting the Card, and, with regard to Bank, directors, officers, employees of Bank, or its affiliates which are involved in the development of the Card program and Card Plan) who are engaged in the implementation of policies, programs or procedures with regard to the acceptance of the Card by Company. Each party agrees not to use such Confidential lnformation or to disclose Confidential lnformation to any third party, except as may be necessary for that party to perform its obligations pursuant to this Agreement and except as may be agreed upon by the parties. If either should disclose Confidential lnformation to a third party, such party shall cause said third party to agree to the confidentiality provisions set forth in this Section 6.5.

(b) Confidential lnformation does not include information that was: (i) in the public domain at the time of disclosure; (ii) published or otherwise became a part of the public domain after disclosure to the receiving party through no fault of the receiving party; (iii) already known by the party receiving the information prior to commencing the discussions that led to this Agreement; and (iv) information lawfully obtained from a third party.

(c) In addition to the provision of Section 6.5 (a) and (b) above, Company specifically agrees that it will not, without the prior written consent of Bank, disclose to any third party the terms and conditions of this Agreement or the nature of the relationship established by this Agreement, except to the extent such disclosure is required by law or order of a court or governmental agency. In the event that either party receives a subpoena or other request of a court of governmental agency, such party shall give the other party prompt prior notice and permit the other party a reasonable opportunity to obtain a protective order or otherwise protect the confidentiality of the Confidential Information.

(d) Company agrees to comply with the “Citigroup Privacy Promise for Consumers”, attached to this Agreement as Schedule J and incorporated herein. Bank shall be entitled at Bank’s expense to audit Company for compliance with said privacy policy at a mutually agreed upon date and time which shall not unreasonably be delayed following Company’s receipt of Bank’s written notice, provided, however, that any such inspection and audit will be conducted during regular business hours and in such a manner as not to interfere with the normal business activities of Company.

(e) Notwithstanding anything to the contrary herein, the terms of this Section 6.5 will survive the termination of this Agreement.

6.6 Financial Information. To the extent such statements are not publicly available, during the Term and upon written request of a party, each party shall provide to the other party, promptly following preparation thereof but in no event more than sixty (60) days following the end of the period for which such statement is prepared: (a) 10-K Annual Audited statement prepared by its independent auditor or accountant; and (b) 10-Q quarterly Unaudited statements. In the case of Bank, such statements shall be the statements of Bank’s publicly traded parent.

6.7 Assignability; Successors and Assigns. This Agreement and any of the rights, interests and obligations of either of the parties hereunder may be assigned to a parent, subsidiary, or affiliate of either party, provided that any such assignee shall have as of the date of assignment a financial net worth equal to or greater than the assigning party had as of the Effective Date and provided further that any such permitted assignee expressly assumes all of the assignor’s obligations under this Agreement. This Agreement may not otherwise be assigned without the prior written consent of the non-assigning party, which consent shall not be unreasonably withheld or delayed. The rights and obligations of the parties hereto will inure to the benefit of and will be binding upon the successors and permitted assigns of each of them.

6.8 Amendment. Except as otherwise provided herein, neither this Agreement nor any of its provisions will be amended or modified except in writing executed by a duly authorized officer of each party.

6.9 Severability. If any provision, or portion thereof, of this Agreement is held invalid, illegal, void or unenforceable by reason of any rule or law, administrative order, judicial decision or public policy, all other provisions of this Agreement will nevertheless remain in full force and in effect.

6.10 Entire Agreement. This Agreement, including the Operating Regulations and any schedules, exhibits and documents referenced herein, constitutes the entire agreement between the parties in connection with the Card program and Card Plan and supersedes all prior agreements, negotiations and communications on such subject matter.

6.1 1 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to that state’s conflict of laws provisions.

6.12 Applicable Law or Resolution. It is expressly understood that changes in the performance of either party’s obligations under this Agreement necessitated by a change in interpretation of any applicable federal or state statute or regulation will not constitute a breach of this Agreement.

6.13 Non-Waiver. The failure of either party to insist, in any one or more instances, on the performance of any terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term or condition, and the obligations of the non-performing party with respect thereto shall continue in full force and effect.

6.14 Notices. Whenever notice or demand under this Agreement is given to or made upon either party by the other party, such notice or demand must be given in writing, either (i) by depositing it in the United States mail addressed to such party at its address as set forth below, with postage thereon prepaid, and any notice or demand so mailed will be deemed to have been given at the time when it was mailed, or (ii) by courier, or similar method, and such notice or demand will be deemed to have been given when the writing or other form of notice or demand is either personally delivered to the party or delivered to the address set forth below. Notwithstanding the foregoing, notice of intent to terminate this Agreement and notice of default must be sent by certified or registered mail, return receipt requested and will be deemed given when so mailed.

If to Bank:	Citibank USA, N.A.
701 E. 60th Street North
Sioux Falls, South Dakota 57104
Attn: Senior Vice President

With a copy to:	Citi Commerce Solutions, Inc.
Four Parkway North
Deerfield, Illinois 60015
Attn: Legal Department

If to Company:	Office Depot, Inc.
2200 Old Germantown Road
Delray Beach, Florida 33445
Attn. Senior Vice President Finance/Controller

With a copy to:	Office Depot, Inc.
2200 Old Germantown Road
Delray Beach, Florida 33445
Attn. Sr. Manager – Customer Programs

and	Office Depot, Inc.
2200 Old Germantown Road
Delray Beach, Florida 33445
Attn. Office of General Counsel

Either party may change the address to which notice must be sent by giving written notice of such change to the other party in the manner provided herein.

6.15 Dispute Resolutions; Litigation; and Waiver of Jury Trial. Each party commits that in the event a dispute should arise under this Agreement or relating in any manner hereto, the parties shall first endeavor to resolve their dispute by good faith negotiations between or among the parties. If the parties are unable to resolve their dispute, then the matter shall be reviewed by a senior level executive of each party (in the case of Company by a Vice President of the company, or higher). In the event these senior officers are unable to resolve the matter, the parties agree to attempt to mediate their dispute within thirty (30) days after the dispute initially arose, using a third party mediator. All mediation proceedings shall be confidential, and no information exchanged in such mediation shall be discoverable or admissible in any litigation involving the parties.

In the event the parties are unable to mediate their dispute to satisfactory resolution, then any litigation between the parties shall be conducted in federal court, if the dispute satisfies the jurisdictional amount, and if there is diversity between the parties. If such conditions are not satisfied, then the matter may be litigated in state court. IN ANY SUCH PROCEEDINGS, EACH OF THE PARTIES HEREBY KNOWINGLY AND WILLING WAIVES AND SURRENDERS SUCH PARTY’S RIGHT TO TRIAL BY JURY AND AGREES THAT SUCH LITIGATION SHALL BE TRIED TO A JUDGE SITTING ALONE AS THE TRIER OF BOTH FACT AND LAW, IN A BENCH TRIAL, WITHOUT A JURY.

6.16 Limitation of Damages. EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS CONTAINED IN SECTION 6.1, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, OR FOR ANY LOSS OF PROFITS OR REVENUE, REGARDLESS OF WHETHER SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. Notwithstanding the foregoing, either party shall be entitled to seek indirect or consequential damages and lost profits resulting from a breach by the other party of Section 6.5 of this Agreement.

6.17 No Third-Party Rights. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person not party to this Agreement.

6.18 Captions. The captions used in this Agreement have been inserted for convenience and for reference only and will not be deemed to limit or define the text of this Agreement.

6.19 Counterparts. This Agreement may be executed in separate counterparts, each of which will constitute an original but all of which will constitute one and the same Agreement.

6.20 Records and Audit Rights. Bank shall be responsible for accounting and maintaining records for all Cardholder Accounts. Upon Company’s written request, but no more frequently than twice in any twelve (12) month period, Bank shall permit Company to engage, at Company’s expense, an independent certified public accountant from KPMG, PriceWaterhouseCoopers or Deloitte & Touche, LLP to verify the accuracy of Banks records relating to Card Sales, Chargebacks and Credits, Fee and Incentive reporting, Bank’s recovery and collection of receivables on Commercial Revolve, Commercial Invoice and Commercial Revolve No Fee Accounts and charges to the Reserve Fees Account, to the extent same may be disclosed by Bank without violating any Applicable Law or any legal rights of any third party. Any such audit shall be upon not less than five (5) days prior advance written notice provided, however, that any such audit will be conducted during regular business hours and in such a manner as not to interfere with the normal business activities of Bank and provided further that any such independent certified public accountant agrees to maintain the confidentiality of such books and records of Bank.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

SCHEDULE A

COMPANY MARKS

Office DEPOT

What you need. What you need to know:

SCHEDULE B

OPERATING REGULATIONS

[Attached at Tabs 2 and 3]

SCHEDULE C

PERFORMANCE STANDARDS

All Performance Standards shall be measured by Bank over each calendar quarter-year

Category

1.	Average speed of answer (ASA) standards for total telephone calls to the following areas:

A.	New Accounts	40 Seconds or less

B.	Authorizations	40 Seconds or less

C.	Cardholder Services	40 Seconds or less

2.	Average Turnaround time standards when responding to the following methods of submitting credit applications on Business Days:

A.	REAP	2 Hours or less*

B.	Facsimile (sale pending)	2 Hours or less*

C.	Internet	2 Hours or less*

D.	Facsimile (no sale pending)	48 Hours or less

E.	U.S. Mail	48 Hours from receipt or less

*	20 minute average turnaround time on completed, decisionable sale-pending applications, based on normal sales volumes.

3.	Average Fulfillment standards for deliverables to cardholders, expressed in Business Days:

A.	Posting of clean payments within 2 Business Days of receipt.

B.	Account statements sent within 5 Business Days of billing date.

C.	New card plastics and replacement plastics within 7 Business Days of Account issuance or replacement requests.

4.	Account Management Team.

A.	One full-time Account Manager.

B.	One full-time Client Services Manager.

C.	One full-time Client Marketing Manager.

SCHEDULE D

Credit Committee Members

Company	Bank
Representatives from:	CCS Client Team

Finance
Marketing
Merchandise
Operations

Program Oversight Committee Members

Company	Bank
VP Financial Services	GM/President
Chief Marketing Officer	SVP, Commercial
VP Operations	VP Commercial

SCHEDULE E

INITIAL MARKETING PLAN

The initial marketing plan shall address the following matters:

1.	Promotion of a commercial revolve customer incentive (money off, percentage off, etc.) in all channels and credit materials—Applications, store signage, catalog and web homepage—subject to such limitations as may be established by the Credit Committee and Program Committee

2.	Establishment of monthly store credit goals for number of approved Applications and/or improved credit penetration rates.

3.	Employee credit training in all retail stores, mail, call centers and Internet sales locations.

4.	Promotion of Consumer program during key selling seasons throughout the year, and strengthening the promotion of the Special Credit Plans in retail stores to maximize sales in other months

5.	Expenditures of Marketing Fund (subject to Credit Committee and Program Committee approval) shall include:

•	Commercial Revolve Application Incentive expenditures on customer incentives (up to $20 per approved account)

•	Retail store/call center employee incentives and bonuses (up to $10 per approved account)

•	Reactivation monthly mailings

•	Tabling events in retail store locations (based on first quarter 2004 test results)

•	Research—value of business credit customer

•	FDR enhancements

SCHEDULE F

I.	If the Average Daily Sales Outstanding for the relevant calendar year is less than 38 days, then the Merchant Fee shall be determined in accordance with the following, based on the Average Annual Spend for said calendar year:

Average Annual Spend	Merchant Fee
$0-$2,744	3.56%
$2,750-$3,249	3.07%
$3,250-$3,749	2.71%
$3,750-$4,249	2.45%
$4,250-$4,749	2.24%
$4,750 or greater	2.08%

II.	If the Average Daily Sales Outstanding for the relevant calendar year is at least 38 days but less than 42, then the Merchant Fee shall be determined in accordance with the following, based on the Average Annual Spend for said calendar year:

Average Annual Spend	Merchant Fee
$0-$2,744	3.68%
$2,750-$3,249	3.18%
$3,250-$3,749	2.83%
$3,750-$4,249	2.56%
$4,250-$4,749	2.36%
$4,750 or greater	2.19%

III.	If the Average Daily Sales Outstanding for the relevant calendar year is at least 42 days but less than 46, then the Merchant Fee shall be determined in accordance with the following, based on the Average Annual Spend for said calendar year:

Average Annual Spend	Merchant Fee
$0-$2,744	3.79%
$2,750-$3,249	3.30%
$3,250-$3,749	2.94%
$3,750-$4,249	2.68%
$4,250-$4,749	2.47%
$4,750 or greater	2.31%

IV.	If the Average Daily Sales Outstanding for the relevant calendar year is 46 days or more, then the Merchant Fee shall be determined in accordance with the following, based on the Average Annual Spend for said calendar year:

Average Annual Spend	Merchant Fee
$0-$2,744	3.90%
$2,750-$3,249	3.41%
$3,250-$3,749	3.06%
$3,750-$4,249	2.79%
$4,250-$4,749	2.59%
$4,750 or greater	2.42%

SCHEDULE G

COMMERCIAL REVOLVE NO FEE PLAN PRICING

DSO = Daily Sales Outstanding

DSO	FEE
45	2.29

50	2.43

55	2.70

60	2.96

65	3.23

70	3.49

75	3.76

80	4.02

SCHEDULE H

ASSUMPTIONS

Commercial Revolve Program Assumptions

1.	Anticipated Card Sales/Active Account	$2,675

2.	Anticipated Average Balance per Active Account	648

3.	Average Ticket	131

4.	Percentage of new Accounts becoming Purchase Active within one hundred twenty (120) days of opening	67	% or greater

Consumer Program Assumptions

1.	Anticipated Card Sales/Active Account	$732

2.	Anticipated Average Balance per Active Account	670

3.	Average Ticket	146

4.	Annual Net Charge-Off rate (average outstanding balances divided by annual net charge-offs)	12.33%

SCHEDULE I

FEES

ITEM		AMOUNT
1.	Cards and Card Carriers, in-store forms including Applications, point-of-sale forms, Sales Slips and Credit Slips and postage increases	Cost plus 15%

2.	System changes requested by Company	At Bank’s cost

3.	Business reply mail and special handling	Pass-through costs and Expenses

SCHEDULE J

Citigroup Privacy Promise for Consumers

While information is the cornerstone of our ability to provide superior service, our most import asset is our customers’ trust. Keeping customer information secure and using it only as our customers would want us to, is a top priority for all of us at the Citigroup family of companies.

Here, then, is our promise to our individual customers:

1	We will safeguard, according to strict standards of security and confidentiality, any information our customers share with us.

2	We will limit the collection and use of customer information to the minimum we require to deliver superior service to our customers, which includes advising our customers about our products, services and other opportunities, and to administer our business.

3	We will permit only authorized employees, who are trained in the proper handling of customer information, to have access to that information. Employees who violate our Privacy Promise will be subject to our normal disciplinary process.

4	We will not reveal customer information to any external organization unless be have previously informed the customer in disclosures or agreements, have been authorized by the customer, or are required by law.

5	We will always maintain control over the confidentiality of our customer information. We may, however, facilitate relevant offers from reputable companies. These companies are not permitted to retain any customer information unless the customer has specifically expressed interest in their products or services.

6	We will tell customers in plain language initially and at least once annually, how they may remove their names from marketing lists. At any time, customers can contact us to remove their names from such lists.

7	Whenever we hire other organizations to provide support services, we will require them to conform to our privacy standards and to allow us to audit them for compliance.

8	For purposes of credit reporting, verification and risk management, we will exchange information about our customers with reputable reference sources and clearinghouse services.

9	We will not use or share – internally or externally – personally identifiable medical information for any purpose other than underwriting or administration of a customer’s policy, claim, or account, or as disclosed to the customer when the information is collected, or to which the customer consents.

10	We will attempt to keep customer files complete, up to date, and accurate. We will tell our customers how and where to conveniently access their account information (except when we’re prohibited by law), and how to notify us about errors which we will promptly correct.

CITIBANK USA, N.A.

COMMERCIAL CREDIT CARD OPERATING REGULATIONS

REVISED 03/16/04

1001	COMPANY SERVICE CALLS

Card Services, as agent for Bank, will staff a Service Department to handle all service call inquiries from 7:30 a.m. to 7:00 p.m. (central time), Monday through Friday, on all business days (legal holidays excluded).

1002	CARD LOGO

The Company will properly display the appropriate Card logo on promotional materials to inform the public that the Card will be honored at the Company’s place(s) of business. Use of decals, signs, and print and broadcast materials which bear the Card logo must comply with the specifications provided to the Company. The Company may use the Card logo or the Card name or representations thereof, on promotional, print or broadcast materials to indicate that the Card is accepted.

1003	ALTERED AND COUNTERFEIT CARDS

Company’s employees and representatives should be familiar with the appearance of a valid Card and the validity of Card Account numbers as issued by Bank and must check each Card and Card Account number presented for signs of counterfeiting or alterations. Company’s employees and representatives should exercise reasonable care in checking each Card and Card Account number. Sales transacted with obviously invalid Cards and/or Card Account numbers are subject to chargeback.

At such time in the future when the Bank provides written notification to the Company regarding the Bank’s ability to confirm transactions using CVC technology, the Company shall have one hundred twenty (120) days from such notification to begin transmitting the CVC value in all transactions to the Bank. Should the Company fail to transmit the CVC value after such timeframe, the Company will be responsible for all counterfeit transactions. Once the Company begins transmitting the CVC value to the Bank, the Company will be responsible for all losses associated with counterfeit transactions where the Bank notified the company that the CVC value was missing or inaccurate. After Bank notifies Company that Bank can verify CVC, Bank will refer all POS transactions where CVC is not present, and work with Cardholders to replace any Cards without CVC.

1004	PREPARATION OF SALES SLIP AND CREDIT SLIP

For purchases made at Company’s retail locations, the Company’s employees and representatives shall provide the Cardholder with a completed copy of the sales or credit slip, as applicable, at the time of each completed Card transaction. For purchases made through Company’s catalogue, if applicable, Company’s employees and representatives shall provide the Cardholder with a completed copy of the sales or credit slip, as applicable with the merchandise. Such sales or credit slips shall contain the following information:

1.	The Cardholder’s Account number.

2.	The Company’s name.

3.	The description of Merchandise or Service purchased.

4.	The total amount of the transaction (including sales tax).

5.	The transaction date.

6.	The Cardholder’s signature. (The telephone orders without the Cardholder’s signature must designate the words “phone order” in the signature block.)

7.	Authorization Code.

8.	For credits, original sales date and reason for refund.

1005	AUTHORIZATION REQUIREMENTS

Company understands and agrees to inform its franchisees, participating merchants, licensees, independent marketers or dealers, if any, that Cardholders may only use their Account or the Card for business purposes. A Card Sale knowingly made in violation of the above stated business purpose use, shall be subject to chargeback.

Card Services will provide Authorization service to Company’s locations located within the United States. Company’s employees and representatives shall obtain an electronic authorization using a suitable point-of-sale terminal. In the event authorizations can not be obtained electronically, Card Services will provide telephone authorizations through an Authorization Center. Bank will advise Company of the Authorization Center business hours. The following information must be entered into the terminal or disclosed to the Authorization Center, as applicable, when requesting an authorization:

1.	Cardholder’s Account number.

2.	The total amount of the transaction (including sales tax).

3.	The transaction date.

4.	Company’s Store number.

In the event an authorization is obtained by telephone from the Authorization Center, Company’s employees or representatives must enter the above information into the terminal and include the authorization code provided by the Authorization Center.

1006	REQUEST FOR NEW ACCOUNT AT POINT-OF-SALE

For applications taken at Company’s retail locations the applicant should be encouraged to complete the application in its entirety. The identity of the person submitting the application must be verified and the persons I.D. recorded on the application. If the application includes a personal guarantor, the I.D. of the personal guarantor as well as the personal guarantor’s home address, date of birth and social security number must be recorded on the application. Two pieces of I.D. is required for each person applying for the account. For persons residing in all states or territories except New Jersey, the first piece of identification must have the person’s picture on it and must be a valid (as hereinafter defined) driver’s license, state-issued I.D., military I.D., resident alien card or voter registration card. For purposes of this paragraph, the term “valid” means (i) that the person must be a resident of the state for which the identification was issued, if applicable; (ii) the address on the identification must match the address on the application unless the person (Personal guarantor only) has represented on the application that he/she has lived at the place of residence listed on the application for six (6) months or less; and (iii) the identification must not have expired. The second piece of identification can be any other form of identification that identifies the person, contains the person’s signature and contains information that is consistent with the information on the first piece of identification. For persons residing in the state of New Jersey, the first piece of identification must be a valid driver’s license, state-issued I.D., military I.D., or resident alien card. The second piece of identification can be any other form of identification that identifies the applicant, contains the person’s signature and contains information that is consistent with the information on the first piece of identification. If the second form of identification is a credit card, Company’s employees or representatives cannot write down such credit card number. Company’s employees or representatives must then compare the pictures, if applicable and signatures on the forms of identification with the persons and the person’s signature. If Company’s employee or representative fails to obtain and verify the appropriate identification, Bank may issue a Chargeback if Bank is unable to enforce collection due to Company’s employee’s or representative’s alleged failure in obtaining and verifying the appropriate identification.

The application must contain the signatures of all persons who will be authorized to make purchases on the Card Account. Company’s employees or representatives must provide a copy of the Credit Card Agreement to the applicant. Failure to provide a copy at point-of-sale may result in a chargeback; (i) should the applicant challenge or dispute any portion of the Agreement and allege non-receipt of such Agreement, and (ii) the Bank is unable to enforce collection due to such alleged failure to provide a copy of the Agreement.

The Company’s employees or representatives must: (1) verify that the person signing on behalf of the applicant is an authorized agent or officer of the applicant; and (2) identify the applicant’s authorized Account users and verify that any such persons have reached the age of majority by viewing a valid driver’s license or photo I.D. with state of issuance along with one other item of suitable identification which will identify said person.

The following procedure will be utilized:

1.	The new accounts operator will initially request verification of signature and I.D. information (including verification that the applicant’s authorized user(s) has/have reached the age of majority).

2.	Company’s employee or representative will be prompted to provide the required information contained in the application, including the net amount of the sale and the applicant’s tax identification number.

3.	If approved, the operator will provide the account number, credit limit and authorization code to Company’s employee or representative; however, if Company uses the MRO link, the authorization code will be received via the point-of-sale terminal and not the operator.

4.	If declined or unable to render an immediate decision, Company’s employee or representative will be provided with an application pending number to be placed in the designated area on the application. The applicant will be notified by mail of the final decision.

5.	ALL APPROVED, DECLINED OR PENDING APPLICATIONS, INCLUDING THE INFORMATION CONTAINED IN THOSE APPLICATIONS RECEIVED BY TELEPHONE, MUST BE SENT BY EACH COMPANY LOCATION TO THE DESIGNATED CARD OPERATIONS CENTER ON A WEEKLY BASIS AND ALL APPLICATIONS MUST BE INCLUDED IN THE SAME ENVELOPE AND NOT MAILED INDIVIDUALLY, unless an alternate method of shipment is specified by Bank and agreed upon by Company.

1007	REQUEST FOR NEW ACCOUNT OVER THE PHONE IN CONJUNCTION WITH A PURCHASE

A business may apply for an account over the phone and if approved at the same time make a purchase on that Account only if the applicant received the full Cardholder Agreement in a catalogue. If such business was not on Company’s list of those who received a catalogue containing the Cardholder Agreement, Company or Company’s employees or representatives may not authorize the sale on the Account. Authorization of such sale may result in a chargeback; (i) should the applicant challenge or dispute any portion of the Cardholder Agreement and allege non- receipt of such Cardholder Agreement, and (ii) Bank is unable to enforce collection due to such alleged failure to provide a copy of the Cardholder Agreement.

1008	SPECIAL CREDIT PLANS

In the event that Bank and Company agree to offer a Special Credit Plan to Cardholders, and Bank provides Company with a point of sale disclosure describing the terms of such Special Credit Plan, Company must, or must ensure that its employees, provide Cardholders who make a purchase under a Special Credit Plan with such point of sale disclosure prior to the time the sale is completed. Failure to provide a Cardholder with such point of sale disclosure prior to the time the sale is completed may result in a chargeback; (i) should the Cardholder challenge or dispute the purchase made under the Special Credit Plan and allege non-receipt of the point of sale disclosure, and (ii) Bank is unable to enforce collection due to such alleged failure to provide a copy of the point of sale disclosure.

1009	ADD-ON SALE AUTHORIZATION

The point-of-sale terminal is the proper vehicle to use to obtain add-on sale authorization. The “800” voice authorization system is available as a back-up authorization measure in the event of system/terminal problems or if the terminal displays a “call center” message. Bank will advise Company of voice authorization system’s particular features. The Cardholder’s signature on the sales slip must match the name on the face of the Card and signature on the back of the Card. Failure to follow this procedure may cause a chargeback in the event the Cardholder disputes the transaction.

1010	SALE WITHOUT A CARD

To accommodate a Cardholder’s request to use his or her Account without having a Card or a Card Account number (in the case of purchases made over the phone) in his or her immediate possession, the Company employee should take the following precaution against misuse or potential fraud:

1.	For purchases made at Company’s retail locations:

a.	Unless Bank advises Company, or Company’s employees or representatives to the contrary, the Company employee or representative must verify that the person attempting to make a purchase on a Card Account is an authorized user of the Card Account. The person attempting to make a purchase must produce some identification containing a picture of that person, and the identification number must be reflected on the sales ticket. A driver’s license or state-issued identification is the preferred form of identification; however, a military identification is acceptable.

2.	For purchase made via the telephone:

a.	Unless Bank advises Company or Company’s employee or representatives to the contrary, the following information must be obtained from the representative of the Cardholder and reflected on the Cardholder’s sales ticket:

(i)	Cardholder’s full address.

(ii)	Name of any authorized user of the Cardholder’s account.

The Authorization Center must be contacted to obtain the Account number and sales authorization. The name of the calling Company employee or representative, store number, total amount of the sale and a description of the identification presented or obtained over the telephone will be requested.

Any purchases made under these conditions will be subject to the normal chargeback provisions.

At such time in the future when the Bank provides written notification to the Company regarding the Bank’s ability to confirm transactions using CVC 2 technology, Bank and Company shall mutually agree upon a process and a timeframe for Company to begin transmitting the CVC 2 value in all transactions to the Bank. Once the Company begins transmitting the CVC 2 value, the Company will be responsible for all losses associated with counterfeit transactions where the Bank notifies the Company that the CVC 2 value is missing or inaccurate. After Bank notifies Company that Bank can verify CVC 2, Bank will refer all Card not present transactions where CVC 2 is not present, and work with Cardholders to replace any Cards without CVC 2. [Chargeback Code: 19]

At such time in the future when the Bank provides the ability to validate the Billing Address provided by the Cardholder via an Address Verification value (AVS), the Company shall accept responsibility for all unauthorized transactions where the goods were shipped to an address other than the Cardholders billing address as verified by the AVS value. [Chargeback Code 11].

1011	REQUEST FOR CANCELLATION OF AUTHORIZATION

If a Company employee or representative, or a Cardholder cancels a sales transaction prior to its completion and an Authorization was previously obtained for such a sale, Company’s employee or representative should call the Authorization Center and request a cancellation of the previous Authorization. An Authorization can only be canceled on the same day it is made.

1012	“CODE 10” ALERT

A Company employee or representative who is suspicious of the validity of a Card or Card Account number or the presenter of the Card or Card Account number for any reason should notify the Authorization Center via the “Code 10” Alert. The “Code 10” Alert should be used regardless of the dollar amount of the sale. The simple procedure is as follows:

1.	Call the Authorization Center (as designated by the Card Operations Center) and ask for a “Code 10” Authorization.

2.	The Authorization Center operator will request the Cardholder’s Account number and the Company’s name and will immediately alert the Security Department.

3.	Security Department personnel will ask a brief series of Yes or No questions about the Card or the presenter, or may ask the Company employee to attempt to obtain confirming I.D. from the presenter.

4.	If the Security Department is able to confirm the identity of the presenter as a valid Cardholder or authorized user of the Card, approval for the sale will be given and the presenter will not be aware that anything unusual has transpired.

5.	IF, ON THE OTHER HAND, THE COMPANY’S EMPLOYEE OR REPRESENTATIVE IS INSTRUCTED TO RETAIN THE CARD, OR NOT AUTHORIZE THE SALE, DO SO, BUT ONLY BY PEACEFUL AND REASONABLE MEANS.

1013	CREDIT ISSUED FOR RETURNED MERCHANDISE AND ADJUSTMENTS

When merchandise or services originally purchased with the Card are returned for refund, the Company employee or representative shall not make any cash refund but shall promptly issue a credit slip. The refund or adjustment amount indicated on the credit slip may not exceed the original Card transaction amount.

1014	PAYMENTS

Company is not allowed to receive or process any monies representing a Cardholder’s payment to Bank unless such is specifically authorized in the Merchant Services Agreement.

1015	CHARGEBACK REASON CODES

In addition to the reasons for chargebacks identified in the following sections, Card Services may chargeback any transaction with respect to which the Company, or Company’s employees or representatives fail to comply with the terms and conditions set forth in the Merchant Services Agreement or as otherwise contained in these Operating Regulations.

1016	DECLINED AUTHORIZATION—Reason Code 02

Any purchase which is completed after the Company has received a decline message from the Authorization Center is subject to Chargeback.

1017	INVALID CARDHOLDER ACCOUNT NUMBER—Reason Code 03

Transactions improperly captured by the Company for which there is no valid Account. This chargeback will be exercised if the cardholder account number supplied cannot be matched to a valid Account.

No Cardholder documentation is required to support this chargeback.

1018	LATE PRESENTATION OF TRANSACTION—Reason Code 04

Transactions submitted to Card Services for posting which have a transaction date earlier than sixty (60) calendar days from the date received at Card Services processing center or as otherwise provided in the Company’s Merchant Services Agreement. Card Services will make every effort to honor such transactions; however, if the transaction cannot be posted to the Cardholder’s Account or collected promptly from the Cardholder, it may be charged back.

Evidence of the date of the Card Sale will be provided to support this chargeback.

1019	TRANSACTION WITHOUT REQUIRED AUTHORIZATION—Reason Code 05

Any transaction for which a required Authorization was not obtained. This chargeback will be exercised only when such transaction cannot be promptly collected from the Cardholder. However, if Bank determines such transaction to be fraudulent or places the account in an overlimit status, Bank may charge back the transaction in its discretion at any time and without regard to collectibility.

1020	CARDHOLDER DISPUTE—Reason Code 06

For reasons of clarification, this chargeback reason has been broken into the following seven (7) subcategories:

6.0	Cardholder Disputes Merchandise/Services Rendered

This chargeback reason code will be used for any Cardholder dispute regarding the quality, receipt or non-receipt of merchandise/services purchases or any portion thereof.

A copy of the Cardholder letter of complaint will be provided to support this chargeback.

6.1	Alteration of Amount

This reason code will only apply to Cardholder disputes claiming that the purchase amount for which the Cardholder signed was altered after the Cardholder signed the sales slip and without his/her consent or direction. Only the difference can be charged back.

This chargeback will be supported by a copy of the Cardholder’s signed receipt.

6.2	Duplicate Processing

Cardholder complains that he or she has been charged twice for a transaction.

This chargeback will be supported by copies of sales detail or deposit reports and/or a copy of the Cardholder’s statement(s).

6.3	Non-Receipt of Credit

Cardholder claims that a credit issued by the Company has never been posted to the Cardholder’s Account. The chargeback is limited to the amount of the credit. Reasonable evidence of the credit will be supplied as supporting documentation for this chargeback.

6.4	Unauthorized Purchase

The Cardholder, in writing, claims that neither the Cardholder nor any party authorized by the Cardholder, participated in the transaction and that the Cardholder has no knowledge of it.

Written notification in the form of a signed affidavit or letter from the Cardholder will be supplied to support this chargeback.

Unauthorized transactions will be tracked and the Cardholder accounts flagged as a potential chargeback by the Operations Center. The sale amount, date, and reference number will be tracked and reported to the client.

The total transaction amount is subject to chargeback if unauthorized.

Attempts will be made to bill and collect unauthorized transactions prior to chargeback unless otherwise specified by the Merchant Services Agreement.

Unauthorized transactions will be subject to automatic chargeback at ninety (90) days delinquent.

6.5	Mail or Telephone Orders

To the extent Company provides merchandise to Cardholder by mail or telephone orders, or where the shipment of merchandise or the provision of goods or services by Company will not be made contemporaneously with the Card Sale, Company shall not submit the Card Sale to Bank for settlement until such time as merchandise is shipped to the address provided by Cardholder or the goods or services are otherwise provided to the Cardholder.

In the event Company submits a Card Sale in which the goods or services were not shipped or otherwise provided to the Cardholder and the Cardholder disputes the Card Sale or advises Bank that the Cardholder has not received the goods or services, the Card Sale is subject to immediate chargeback.

6.6	Tax-Exempt Status

Cardholder submits proof that it is a tax-exempt entity but has been charged on its Card Account a tax which it is not required to pay.

The chargeback amount shall be any tax improperly imposed. This chargeback shall be supported by a copy of a document from the appropriate taxing authority indicating the taxes which the Cardholder is not required to pay.

1021	SPLIT SALE (where applicable) - Reason Code 07

Any transaction requiring Authorization which is split into two or more parts to avoid obtaining Authorization.

Copies of the multiple sales slips will be provided to support this chargeback.

1022	NO CARD APPLICATION - Reason Code 08

Unless Bank advises otherwise, any transaction made by a Cardholder for whom a written Card application has not been submitted prior to the time such transaction is to be billed to the Cardholder.

1023	MISMATCHED APPLICATION INFORMATION - Reason Code 09

Application information provided by the Company employee or representative at the point of sale for telephone approvals will be matched against the written application information provided by the applicant. The following items that do not match will cause the Account to be flagged for potential chargeback and be subject to chargeback in case of non-payment by Cardholder:

1.	Type of Business and tax identification number

2.	Length of time in Business

3.	Name, Address and telephone number of Business

4.	Banking Relationship

5.	Identification of person authorized to make purchases for Business

6.	Absence of authorized Card Account user’s Signature

1024	REVERSALS OF CHARGEBACKS

If Bank decides to reverse a chargeback, a separate credit for that chargeback will be issued to the Company.

Company may request the reversal of a chargeback by Bank by submitting the following to the Card Operations Center:

1.	The original sales slip; and

2.	Documentation to support the request for reversal of the chargeback.

Bank will advise Company of the location where such chargeback reversal requests should be sent. Bank exercising its reasonable judgment, shall decide whether any chargeback will be reversed.

1025	Claim by Cardholder of Non-Receipt of Purchase

If a Cardholder advises Bank that he or she did not receive a purchase which was billed to his or her Account, Bank will make a reasonable investigation. If, after investigation, Bank cannot determine that the Cardholder actually received the purchase, Bank shall remove the amount of the purchase from the Cardholder’s Account and charge that amount back to Company.

1026	IMPORTANT NOTIFICATION

Card Operations Center is providing the Company with fifteen (15) business days to review and respond to any Cardholder billing inquiry or dispute. The Card Sale may, at Bank’ option, be charged back if the inquiry or dispute is not resolved or if the Company fails to notify the Card Operations Center of the resolution by the end of the fifteenth (15th) business day.

Cardholder accounts will be periodically purged from the active files in conjunction with Bank guidelines. Bank shall inform the Company prior to initiating the account purging process.

1027	Company Employee Fraud

Bank and Company will work together to minimize possible fraud by Company employees. Company employees must not issue or accept temporary credit cards. The store manager must either mail in or phone in to the Operations Center employee applications for a Card. The Company may not store either the original application or a copy of the application at any store or corporate locations. All applications must be shipped to the Bank as described in 1006 item 5 of this document.

If Company suspects that one of its employees is involved with or may be involved with fraud relating to the Card Plan, Company must notify Bank within forty-eight (48) hours of its discovery of the possible fraud and provide Bank with the employee’s name and address, the reasons why Company suspects the employee and any documentation Company has relating to the possible fraud. [Chargeback Codes: 14 and 26]

ClTlBANK USA, N.A.

CONSUMER OPERATING REGULATIONS

REVISED 3/16/04

1001	Company Service Calls

Bank, directly or through its servicer will staff a service department to handle all new Accounts, Authorization and Cardholder inquiries. The service department will handle Cardholder inquiries from 9:00 a.m. to 5:00 p.m. (local time), Monday through Friday, on all Business Days.

1002	Card Logo

Company will properly display the appropriate Card logo on promotional materials to inform the public that the Card will be honored at Company’s place(s) of business. Use of decals, signs, and print and broadcast materials which bear the Card logo must comply with the specifications provided to Company. Company may use the Card logo or the Card name or representations thereof, on promotional, print or broadcast materials to indicate that the Card is accepted. All advertisements for the Card Plan or promotional uses of the Card must be done in accordance with the Merchant Services Agreement.

1003	Altered and Counterfeit Cards

Company’s employees and representatives should be familiar with the appearance of a valid Card and the validity of Card Account numbers as issued by Bank and must check each Card and Card Account number presented for signs of counterfeiting or alterations. Company’s employees and representatives should exercise reasonable care in checking each Card and Card Account number. Bank may issue a Chargeback if Company’s employees or representatives process a Card Sale with invalid Cards or Card Account numbers. [Chargeback Code: 19]

At such time in the future when the Bank provides written notification to the Company regarding the Bank’s ability to confirm transactions using CVC technology, the Company shall have one hundred twenty (120) days from such notification to begin transmitting the CVC value in all Store POS transactions to the Bank. Should the Company fail to transmit the CVC value after such timeframe, the Company will be responsible for all counterfeit transactions. Once the Company begins transmitting the CVC value to the Bank, the Company will be responsible for all losses associated with counterfeit transactions where the Bank notified the company that the CVC value was missing or inaccurate. [Chargeback Code: 19] After Bank notifies Company that Bank can verify CVC, Bank will refer all POS transactions where CVC is not present, and work with Cardholder to replace any and all Cards without CVC.

1004	Preparation of Sales Slip and Credit Slip

Company’s employees and representatives must provide the Cardholder with a completed copy of the Sales Slip or Credit Slip at the time of each completed Card transaction. For purchases made over the telephone, via Company’s Internet website or through Company’s catalog, if applicable, Company’s employees and representatives must provide the Cardholder with a completed copy of the Sales Slip or Credit Slip with the merchandise. Sales Slips or Credit Slips must contain the following information:

1.	The Cardholder’s Account number.

2.	Company’s name and store location (city/state).

3.	The description of merchandise or service purchased.

4.	The total amount of the transaction (including sales tax).

5.	The transaction date.

6.	The Cardholder’s signature. (For telephone orders, Internet order, facsimile orders and mail orders without the Cardholder’s signature must designate the words “phone order”, “Internet order,” “fax order” or “mail order” in the signature block.) The signature block must never be left blank.

7.	Authorization code.

8.	For credits, original sales date and reason for refund.

9.	Company’s Store number.

10.	“Ship to” address, if applicable.

1005	Authorization Requirements

Company will inform its franchisees, participating merchants, licensees, independent marketers or dealers, if any, that Cardholders may only use their Account or the Card for personal, family, household and charitable purposes. Bank may issue a Chargeback if Company’s employees or representatives knowingly process a Card Sale in violation of the above stated consumer use. [Chargeback Code: 20]

Bank, directly or through its servicer will provide Authorization services to Company’s locations located within the United States. Company’s employees and representatives will obtain an electronic Authorization using a point-of-sale terminal certified by Bank or its servicer. In the event Authorizations cannot be obtained electronically, each Operations Center will provide telephone Authorizations through the Authorization department. Bank will advise Company of the Authorization department’s business hours. Company’s employees and representatives must enter the following information into the terminal for electronic Authorization:

1.	The Cardholder’s Account number.

2.	The total amount of the transaction (including sales tax).

If Company’s employees and representatives cannot obtain an electronic Authorization, Company’s employees and representatives must obtain Authorization by telephone from the Authorization department, and must provide the following information to the Authorization department:

1.	The Cardholder’s Account number.

2.	The total amount of the transaction (including sales tax).

3.	Company’s Store number.

4.	Credit Plan number, if applicable.

Company’s employees or representatives must enter the above information into the terminal and include the Authorization code provided by the Authorization department.

1006	Request for New Account at Point-of-Sale

For applications taken at Company’s retail locations the applicant must complete the application in its entirety, and sign the application. Both applicants must sign the application if it is a request for a joint Account. Company’s employees or representatives must provide a copy of the Citibank Card Agreement (the “Cardholder Agreement”) to the applicant. If Company’s employees or representatives fail to provide a copy of the Cardholder Agreement at the point-of-sale, Bank may issue a Chargeback if: (i) the applicant challenges or disputes the terms of the Cardholder Agreement and alleges that he/she did not receive the Cardholder Agreement, and (ii) Bank is unable to enforce collection because Company’s employees or representatives allegedly failed to provide the Cardholder with a copy of the Cardholder Agreement. [Chargeback Codes: 10, 21]

Company’s employees or representatives must ask the applicant (both applicants if a Joint Account) for two (2) pieces of identification to verify the applicant’s identity. For applicants residing in all states or territories except New Jersey, the first piece of identification must have the applicant’s picture on it and must be a valid (as hereinafter defined) driver’s license, state-issued I.D., military I.D., resident alien card or voter registration card. For purposes of this paragraph, the term “valid” means (i) that the applicant must be a resident of the state for which the identification was issued, if applicable; (ii) the address on the identification must match the address on the application unless the applicant has represented on the application that he/she has lived at the place of residence listed on the application for six (6) months or less; and (iii) the identification must not have expired. The second piece of identification can be any other form of identification that identifies the applicant, contains the applicant’s signature and contains information that is consistent with the information on the first piece of identification. For applicants residing in the state of New Jersey, the first piece of identification must be a valid driver’s license, state-issued I.D., military I.D., or resident alien card. The second piece of identification can be any other form of identification that identifies the applicant, contains the applicant’s signature and contains information that is consistent with the information on the first piece of identification. If the second form of identification is a credit card, Company’s employees or representatives cannot write down such credit card number. Company’s employees or representatives must then compare the pictures, if applicable and signatures on the forms of identification with the applicant and the applicant’s signature. If Company’s employee or representative fails to obtain and verify the appropriate identification, Bank may issue a Chargeback if Bank is unable to enforce collection due to Company’s employee’s or representative’s alleged failure in obtaining and verifying the appropriate identification. [Chargeback Code: 22]

Then, the following procedure will be utilized:

1.	Bank’s New Accounts associate will request verification of signature and I.D. information. If the application is processed through Remote Entry Application Process (REAP), Company’s employees or representatives must verify signature and I.D. information. In addition, Bank may require additional information from the store associate such as the form number of the application that the applicant filled out.

2.	Company’s employee or representative will be prompted to provide the required information contained in the application, and the total amount of the sale including applicable sales tax and any service, shipping, warranties, and handling costs.

3.	If approved, Bank’s New Accounts associate will provide the Account number and credit limit to Company’s employee or representative. In order to obtain Authorization for the Card Sale, Company’s employee or representative must enter the Account number and total amount of the Card Sale into the point-of-sale terminal.

4.	If Bank declines an application or is unable to render an immediate decision, Bank will provide Company’s employee or representative with an application pending number that Company’s employee or representative must place in the designated area on the application. Company’s employee or representative must then advise the applicant that Bank will notify the applicant of the final decision by mail.

If the total amount of the Card Sale exceeds the line of credit offered to the applicant, Bank’s associate will communicate the Bank’s counteroffer for a lower line of credit to Company’s employee or representative, who must communicate it to the applicant. Bank will provide Company’s employee or representative with an application pending number to place in the designated area on the application. Company’s employee or representative must then notify Bank’s associate of the applicant’s decision to accept or decline the counteroffer for a lower line of credit within twenty-four (24) hours of the initial credit offer. If the applicant declines the counteroffer, Company’s employee or representative must treat the application as if Bank declined the application.

5.	EACH COMPANY LOCATION MUST SEND ALL APPROVED, DECLINED OR PENDING APPLICATIONS, INCLUDING THE INFORMATION CONTAINED IN THOSE APPLICATIONS RECEIVED BY TELEPHONE, TO THE DESIGNATED CARD OPERATIONS CENTER ON A WEEKLY BASIS AND INCLUDE ALL APPLICATIONS IN THE SAME ENVELOPE UNLESS AN ALTERNATE METHOD OF SHIPMENT IS SPECIFIED BY BANK and agreed to by Company. IF BANK DOES NOT RECEIVE THE APPLICATIONS ON A WEEKLY BASIS, or after requested from Company after twenty (20) days, BANK MAY ISSUE A CHARGEBACK FOR THOSE ACCOUNTS THAT ARE DISPUTED BY THE CARDHOLDER. [Chargeback Code: 13]

1007	Request for New Account by the Telephone in Conjunction with a Purchase

Bank will consider a consumer’s application for an Account made via the Internet or by telephone. For Internet applications, the Cardholder Agreement shall be transmitted to the consumer by Bank through the website. If approved, Accounts opened via the Internet application process are immediately available for Card Sales. For applications made in conjunction with the consumer’s catalog order to Company, the Account will be immediately available for Card Sales only if the consumer received the full Cardholder Agreement in the catalog. If the consumer applies for an Account by telephone and did not receive a catalog containing the Cardholder Agreement, Company’s employee or representative may not process the Card Sale on the Account opened via telephone until the consumer receives a written copy of the Cardholder Agreement by mail or express delivery. If Company delivers the Cardholder Agreement to the consumer by next-day delivery, the Card Sale for such purchase will be processed by Bank on the same day that the Cardholder Agreement is received by the Cardholder. If Company delivers the Cardholder Agreement to the consumer via standard U.S. Mail, Company shall submit the Card Sale to Bank for processing one (1) day after mailing the Cardholder Agreement, and Bank will post the Card Sale to the Cardholder’s Account three (3) days later. For Card Sales made pursuant to this paragraph, Bank may issue a Chargeback for such Card Sale if: (i) the Cardholder challenges or disputes any portion of the Cardholder Agreement, (ii) or alleges non-receipt of the Cardholder Agreement and Bank is unable to enforce collection due to Company’s employee’s or representative’s alleged failure to provide a copy of the Cardholder Agreement to the Cardholder. [Chargeback Code: 21]

1008	Special Credit Plans

Company must provide Cardholders who make a purchase under a Special Credit Plan with the point-of-sale disclosure that Bank provides to Company prior to the time Company’s employee or representative completes the Card Sale. If Company’s employee or representative fails to provide a Cardholder with the point-of-sale disclosure prior to the time the Card Sale is completed, Bank may issue a Chargeback if: (i) the Cardholder challenges or disputes the purchase made under the Special Credit Plan and alleges that he/she did not receive the point-of-sale disclosure, and (ii) Bank is unable to enforce collection because Company’s employee or representative did not give the Cardholder the point-of-sale disclosure. [Chargeback Codes: 17 and 18]

1009	Add-On Sale Authorization

Company’s employees or representatives must complete a Sales Slip and obtain an Authorization for every sale made on the Card prior to concluding the transaction. If Company’s employees or representatives receive a “call center” message on the point-of-sale terminal, or a Company’s employee or representative cannot obtain an electronic Authorization, Company’s employees or representatives must obtain Authorization via the “800” Authorization system. If Company’s employees or representatives fail to follow this procedure Bank may issue a Chargeback if: (i) the Cardholder challenges or disputes the purchase, and (ii) Bank is unable to collect the Card Sale because Company’s employees or representatives did not provide the disclosure. [Chargeback Codes: 1 and 2]

1010	Add-On Sale without a Card

1.	For purchases made at Company’s retail locations:

If a Cardholder wants to make a purchase at a retail location of Company and does not have his/her Card, Company’s employee or representative must obtain two (2) pieces of acceptable identification (as set forth in paragraph 1006, above) from the Cardholder and verify the Cardholder’s identity. Company’s employee or representative must notate on the sales slip the two (2) types of identification (i.e., driver’s license number and type of credit card) and that no card was present at the time of sale. If state law prohibits recording a driver’s license number or credit card number, then the Company’s employee must write down that they saw a driver’s license or credit card. Then, Company’s employee or representative must call the Operations Center to obtain the Cardholder’s Card number.

2.	For catalog purchases and all other purchases made by phone or facsimile:

Company’s employees or representatives must obtain the following additional information from the Cardholder and reflect such information on the Sales Slip:

(i)	The Cardholder’s full address.

(ii)	The Cardholder’s telephone number.

If Company’s employees or representatives fail to follow these procedures, Bank may issue a Chargeback if the Cardholder disputes the transaction. [Chargeback Codes: 23 and 24]

At such time in the future when the Bank provides written notification to the Company regarding the Bank’s ability to confirm transactions using CVC2 technology, the Company shall have one hundred twenty (120) days from such notification to begin transmitting the CVC 2 value in all transactions to the Bank. Should the Company fail to transmit the CVC 2 value, the Company will be responsible for all counterfeit transactions. Once the Company begins transmitting the CVC 2 value, the Company will be responsible for all losses associated with counterfeit transactions where the Bank notifies the Company that the CVC2 value is missing or inaccurate. [Chargeback Code: 19]. After Bank notifies Company that Bank can verify CVC 2, Bank will refer all card not present transactions where CVC 2 is not present, and work with Cardholders to replace any Cards without CVC 2.

At such time in the future when the Bank provides the ability to validate the Billing Address provided by the Cardholder via an Address Verification value (AVS), the Company shall accept responsibility for all unauthorized transactions where the goods were shipped to an address other than the Cardholders billing address as verified by the AVS value. [Chargeback Code: 11]

1011	Request for Cancellation of Authorization

If a Company employee or representative, or a Cardholder cancels a Card Sale before Company’s employee or representative completes the Card Sale and Company’s employee or representative previously obtained an Authorization for the Card Sale, Company’s employee or representative must call the Authorization Center and cancel the previous Authorization. Company can only cancel an Authorization on the same day it is made.

1012	“Code 10” Alert

A Company employee or representative who is suspicious of the validity of a Card or Card Account number or the presenter of the Card or Card Account number for any reason should notify the Authorization Center via the “Code 10” Alert. The “Code 10” Alert should be used regardless of the dollar amount of the sale. The procedure is as follows:

1.	Call the Authorization Center and ask for a “Code 10” Authorization.

2.	The Authorization Center associate will request the Cardholder’s Account number and Company’s name and will immediately alert the Fraud Department.

3.	The Fraud Department personnel will ask a brief series of Yes or No questions about the Card or the presenter, or may ask the Company employee to attempt to obtain a photo I.D. from the presenter.

4.	If the Fraud Department is able to confirm the identity of the presenter as a valid Cardholder or authorized user of the Card, Bank will approve the Card Sale. The presenter should not be aware that any-thing unusual has transpired.

5.	IF, ON THE OTHER HAND, COMPANY’S EMPLOYEE OR REPRESENTATIVE IS INSTRUCTED TO RETAIN THE CARD, OR NOT AUTHORIZE THE SALE, THE COMPANY’S EMPLOYEE OR REPRESENTATIVE SHOULD DO SO, BUT ONLY BY PEACEFUL AND REASONABLE MEANS.

1013	Credit Issued for Returned Merchandise and Adjustments

Bank will honor Company’s return policy as long as the policy complies with all federal, state and local laws and Company clearly posts or otherwise notifies the Cardholder of the policy at the time of the Card Sale. Company must not give cash refunds to any Cardholder in connection with a Card Sale. If a Cardholder returns goods or services purchased with a Card at Company’s retail establishments in accordance with Company’s policy, Company’s employees or representatives must give a Credit to the Cardholder’s Account by completing a Credit Slip, as described in Section 1004. If a Cardholder receives merchandise or services that are defective or not as agreed upon at the time of the Card Sale and Cardholder requests a Credit, Company must give the Cardholder the Credit. Employees or representatives must send the Bank Sales Data for each Credit within 7 calendar days after Company’s employees or representatives issue the Credit to the Cardholder. [Chargeback Codes: 5 and 8]

1014	Payments

Company is not allowed to receive or process a Cardholder’s payment to Bank unless the Merchant Services Agreement specifically authorizes Company to process Cardholder payments.

1015	Ticket Retrievals

Company has fifteen (15) Business Days to review and respond to any Cardholder billing dispute. Bank may issue a Chargeback if the inquiry or dispute is not resolved or if the Company fails to notify the Card Operations Center that it resolved the dispute by the end of the fifteenth (15th) Business Day. [Chargeback Code: 16]

1016	Forms

Company must use the Credit Card Applications and Disclosures (“Card forms”) provided by Bank as soon as Bank provides the forms to Company. Company must destroy all Card forms that Bank replaces. If Company fails to abide by this requirement, Bank may process a Chargeback for the amounts uncollectible if the reason Bank is unable to collect is directly attributed to Company using incorrect Card forms. [Chargeback Code: 25]

1017	Chargebacks

Under certain circumstances Bank may return a Card Sale to Company unpaid, or Bank may return a previously paid Card Sale to Company for repayment to Bank. These returned charges are called “Chargebacks”. If a billing error is asserted by a Cardholder with respect to a Card Sale, or if a Cardholder complains to Bank about the quality of goods or services obtained with the Card at Company’s establishment, Company agrees to act in good faith to attempt to resolve the problem with the Cardholder. If the Cardholder refuses to pay Bank for goods or services due to a quality dispute, Bank will process a Chargeback for the charge or disputed portion of it. If Bank is involved in a lawsuit with a Cardholder relating to a Card Sale made at Company’s establishment, Company agrees to cooperate with Bank and to provide any assistance to Bank. If Company does not follow all the terms of the Merchant Services Agreement and these Operating Regulations when making a transaction with a Card, or if a Card Sale which is the subject of a billing dispute or quality dispute is subject to Chargeback as specified in these Operating Regulations or the Merchant Services Agreement, Bank may refuse to pay Company for the Card Sale or the disputed portion of it. If Bank has already paid Company, Company must immediately pay the amount it owes Bank on demand, or Bank may deduct the amount in question from Company’s Settlement Account or from future payments that they would otherwise owe Company. Bank will notify Company of Card Sales that are subject to Chargeback as they arise, but in some instances Bank may process Chargebacks prior to notification as specified in these Operating Regulations. If Company and a Cardholder resolve a billing inquiry or dispute on a Card Sale for which Bank issued a Chargeback, and Bank is permitted by law to rebill the Cardholder for all or a portion of the disputed amount, Bank will reimburse Company for the portion of the Chargeback which Bank can rebill to the Cardholder, provided Company requests the reimbursement within ninety (90) days from the date of Chargeback. If, due to federal or state laws, or both, Bank is not permitted to rebill a Cardholder for all or a portion of a disputed transaction, Bank will not be required to reimburse Company for the Chargeback, even if Company has complied with the terms of the Merchant Services Agreement and the procedures as outlined in the Operating Regulations. Attached as Exhibit A is a chart summarizing Chargeback Codes,

Definitions, Explanations and Required Documentation to support or refute Chargebacks. For purposes of Exhibit A the phrase “promptly collected from the Cardholder” means that Bank has attempted to collect from the Cardholder for at least fifty-nine (59) consecutive days. Bank’s failure to issue a Chargeback to Company immediately after the fifty-nine (59) consecutive days have passed does not mean that Bank has forfeited its right to charge back the transaction to Company.

1018	Reversals of Chargebacks

If within ninety (90) days from the date of the Chargeback, Company has been unable to resolve the dispute with the Cardholder, Company may request a Chargeback reversal from Bank. Bank will review all relevant facts and circumstances pertaining to Company and the Cardholder and determine if Bank should reverse the Chargeback. If Bank determines that it should reverse the Chargeback, Bank will issue a separate credit to the Company and debit the Cardholder. Company must not submit a new Card Sale transaction in an identical amount in order to recover from a Cardholder for a transaction for which Bank has issued a Chargeback. Company may request a reversal of a Chargeback by submitting to Bank a copy of the original Sales Slip and documentation to support the request for reversal of the Chargeback as set forth in Exhibit A. Bank will advise Company where it should send Chargeback reversal requests. Bank, exercising its reasonable judgment, will decide whether it will reverse any Chargeback.

1019	Telephone Monitoring

Company must notify its associates and, where required by applicable law, obtain each associate’s written consent that, from time to time, Bank or its processor may monitor and tape record telephone calls between Company’s associates and Bank’s or its processor’s associates for training purposes.

1020	Company Employee Fraud

Bank and Company will work together to minimize possible fraud by Company employees. Company employees must not issue or accept temporary credit cards. The store manager must either mail in or phone in to the Operations Center employee applications for a Card. At such time when the Bank provides the ability for the Company to fax applications to the Bank or its designee for record retention purposes, the Company will have ten (10) days to destroy the original application once a report confirming the receipt of the application has been provided to the Company from the Bank or its designee.

If Company suspects that one of its employees is involved with or may be involved with fraud relating to the Card Plan, Company must notify Bank within forty-eight (48) hours of its discovery of the possible fraud and provide Bank with the employee’s name and address, the reasons why Company suspects the employee and any documentation Company has relating to the possible fraud. [Chargeback Codes: 14 and 26]

1021	Claim by Cardholder of Non-Receipt of Purchase

If a Cardholder advises Bank that he or she did not receive a purchase which was billed to his or her Account, Bank will make a reasonable investigation. If, after investigation, Bank cannot determine that the Cardholder actually received the purchase, Bank shall remove the amount of the purchase from the Cardholder’s Account and charge that amount back to Company. [Chargeback Code 11]

Capitalized terms used herein and not otherwise defined will have the meanings given to them in the Merchant Services Agreement. If there are any conflicts between the terms of the Merchant Services Agreement and these Operating Regulations, the former shall govern.

EXHIBIT A

Code	Definition	Explanation	Documentation to Support Chargeback	Documentation to Reverse Chargeback
01	Transaction without Required Authorization	A valid Authorization was not obtained. This Chargeback will only be exercised when such transaction cannot be promptly collected from the Cardholder.	DO2 Authorization Report for Sales Data; Cardholder Statement.	None

02	Declined Authorization	The transaction was completed after the Company received a decline. This Chargeback will be exercised only when such transaction cannot be promptly collected from the Cardholder.	DO2 Authorization Report showing Decline; Cardholder Statement.	Sales Ticket

03	Invalid Cardholder Account Number	The transaction was submitted using an Account number for which no valid Account exists or can be located.	R15 Reject-Re-entry Report; Purged Account Report.	None

04	Late Presentation of Transaction	The time from transaction date to date of processing exceeds the 60-day limit allowed by Bank, and the transaction cannot be promptly collected from the Cardholder. In the event the Company’s employees or representatives accept payments at Company’s retail locations and such payment is returned to Company for insufficient funds, Company must present Bank with the insufficient funds item within fourteen (14) days of Company’s receipt of the item from its bank.	Sales Ticket: Cardholder Statement.	None

05	Cardholder Disputes Merchandise/Services	The Cardholder disputes the quality of merchandise purchased or service rendered or any portion thereof, and Company has not responded to such dispute in accordance with Section 2.9 of the Merchant Services Agreement.	Written Cardholder Claim.	Resolution of dispute by Company within time frame set forth in section 2.9 of the Merchant Services Agreement evidenced by a signed agreement. Partial/Full Credit posted to Account.

06	Alteration of Amount	The Cardholder claims that the purchase amount for which the Cardholder signed was altered after the Cardholder signed the Sales Slip and without the Cardholder’s consent or direction. Only the difference will be charged back to the Company.	Cardholder’s Receipt does not match copy of Sales Ticket received from Company or the Bank’s Transaction Report.	POS Transaction Log proving Cardholder altered the amount.

07	Duplicate Processing	Cardholder claims they have been charged twice for a transaction.	Cardholder statement(s).	Production of two Sales Slips with different authorization codes. POS Transaction Log

08	Non-Receipt of Credit	Cardholder claims that a Credit issued by the Company has never been posted to the Cardholder’s Account or Cardholder received a cash refund in connection with a Card Sale and the Cardholder did not pay the Bank for such Card Sale. The Chargeback is limited to the amount of the Credit.	Cardholder’s Credit Slip and Credit was not posted to Cardholder’s Account.	None

09	Unauthorized Purchase	The Cardholder, in writing, claims that neither the Cardholder nor any party authorized by the Cardholder participated in the transaction and that the Cardholder has no knowledge of the transaction.	Written claim from Cardholder and copy of Sales Slip from Company. Bank compares signature on the Cardholder letter with signature on Sales Slip. Additional investigation may also be necessary.	None

10	Missing Signature	The Application or the Sales Slip is missing the Cardholder signature and the Cardholder does not recognize the Card Sale.	Unsigned Sales Slip/ Unsigned Application.	None

11	Non-Receipt of Goods or Services	Company submitted a Card Sale in which the goods or services were not yet shipped or otherwise provided to the Cardholder or the Cardholder claims they have not received the goods or services for which they have been charged.	Written Cardholder Complaint.	Shipping Invoice Signed Delivery Ticket

12	Split Sale (where applicable)	A purchase for a single item cannot be split between the Card and another credit card or financing vehicle. However, the purchase can be split between the Card and cash or check or the Card and an unsecured general purpose bank card such as Visa, MasterCard or a NOVUS brand card.	Sales Slip; Written Cardholder Claim.	None

13	No Card Application	Any transaction made by a Cardholder for whom a written Card application has not been submitted in accordance with Section 1006, paragraph 5, above, and the Cardholder claims they did not open an Account.	Written Cardholder Claim.	Copy of the Application

14	Sale made with a Temporary Credit Card	Any transaction made with a temporary credit card.	Card type listed on Sales Slip.	Sales Slip with Card Swipe

15	Mismatched or Incomplete Application

One or more of the following items on the Application provided by the Company employee or representative at the point-of-sale for telephone approvals or REAP approvals does not match the written application information provided by the applicant.

1. Type of Residence

2. Length of time at Residence

3. Employment information

4. Banking relationship

5. Applicant’s and Joint Applicant’s identification

6. Absence of Primary and/or Joint Applicant’s signature

7. Income

			Application copy; NAPS record.	None

16	Non-Receipt of Requested Document	Sales Slip or Credit Slip has not been provided within 15 business days in response to ticket retrieval request or within any other date as otherwise specified in the Merchant Services Agreement.	Request made to Company and Sales Slip or Credit Slip is not received within specified time.	None

17	Non-Receipt of Special Credit Plan Disclosure	Cardholder claims they have not received a point-of-sale disclosure describing the terms of the Special Credit Plan. This Chargeback will be exercised only when such transaction cannot be promptly collected from the Cardholder.	Written Cardholder Claim.	Set procedure in place and written documentation regarding point-of-sale disclosures.

18	Invalid Credit Plan	Company charged a sale to an invalid credit plan or misrepresented the type of the credit plan to the Cardholder and the Cardholder claims they were told the plan was either valid or for a longer period of time.	Monetary File/Authorization Report reveals an invalid credit plan number; Written Customer complaint.	None

19	Altered or Counterfeit Cards	Card Sale made with invalid Cards and/or Card Account number. This Chargeback will only be exercised when such transaction cannot be promptly collected from the Cardholder.	Record of decline authorization or no record of authorization.	A valid authorization from bank is required

20	Improper Card Use	Card use for purposes other than personal, family, household and charitable purposes.	Name on Application is a business name.	None

21	Failure to Give Cardholder Agreement to Cardholder	The Cardholder claims that they did not receive the Cardholder Agreement at the point-of-sale for a new Account or that the Cardholder did not receive a catalog containing the Cardholder Agreement prior to opening an Account over the telephone in conjunction with a catalog order. This Chargeback will only be exercised when such transaction cannot be promptly collected from the Cardholder.	Written Cardholder Claim.	Well-documented procedure in place and training regarding handing out cardholder agreements and forms.

22	No Proper Identification For New Account Application	Company submitted an application that did not contain evidence that Company’s employees or representatives obtained and verified the appropriate identification for a New Account application. This Chargeback will only be exercised when such transaction cannot be promptly collected from the Cardholder.	Application Copy; NAPS record of verification of identification.	None

23	No Proper Identification For an Add-On-Sale without a Card	Company’s employee or representative failed to note on the sales slip the two (2) types of identification used and that no card was present at the time of the sale. This Chargeback will only be exercised when such transaction cannot be promptly collected from the Cardholder.	Sales Slip.	Sales Slip with identification notation.

24	No Proper Identification For Catalog, Phone or Fax Purchase	Company’s employee or representative failed to note on the sales slip the Cardholder’s full address and telephone number for a catalog, phone or fax purchase. This Chargeback will only be exercised when such transaction cannot be promptly collected from the Cardholder.	Sales Slip.	None

25	Expired Cardholder Forms	Company’s employees or representatives used Card forms that have expired or have been otherwise replaced by new forms by Bank. Only the portion of the transaction affected by the expired forms will be charged back to Company. This Chargeback will only be exercised when such transaction cannot be promptly collected from the Cardholder.	Copy of Application-Form number indicates date on Form; Written Cardholder Claim.	None

26	Employee Fraud	Company’s employee or representative involved in fraud relating to the Card Plan.	Copy of Cardholder forms indicating Employee or Former-employee involvement.	None